UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Emergent BioSolutions Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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April 13, 2017

Dear Fellow Stockholders:

You are cordially invited to attend the Emergent BioSolutions Inc. 2017 annual meeting of stockholders to be held on May 25, 2017, at 9:00 a.m., Eastern time, at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the notice of the 2017 annual meeting and proxy statement that follow.

We hope you plan to attend the annual meeting. Please vote your shares, whether or not you plan to attend the meeting, by proxy using one of the methods described in our proxy statement or the Notice of Internet Availability of Proxy Materials. Your proxy may be revoked at any time before it is exercised as explained in our proxy statement.

If you plan to attend the meeting, please bring photo identification for admission. In addition, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement from your broker, bank or nominee confirming your ownership of Emergent BioSolutions Inc. stock so that you can be admitted to the meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee conferring to you its rights to vote the shares at the meeting.

On behalf of the board of directors and management, it is my pleasure to express our appreciation for your support.

Sincerely,

Fuad El-Hibri

Executive Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.

PLEASE TAKE TIME TO VOTE AS PROMPTLY AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.

400 PROFESSIONAL DRIVE, SUITE 400

GAITHERSBURG, MARYLAND 20879

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2017

To Our Stockholders:

The 2017 Annual Meeting of Stockholders of Emergent BioSolutions Inc. will be held on May 25, 2017, at 9:00 a.m., Eastern time, at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878. The 2017 annual meeting is being held for the following purposes, which are more fully described in the proxy statement that accompanies this notice:

1.	To elect one Class I director to hold office for a term expiring at our 2019 annual meeting of stockholders and three Class II directors to hold office for terms expiring at our 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment by the audit committee of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017;

3.	To hold, on an advisory basis, a vote to approve executive compensation;

4.	To hold, on an advisory basis, a vote on the frequency of future advisory votes to approve executive compensation; and

5.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

As of the date of this notice, the company has received no notice of any matters, other than those set forth above, that may properly be presented at the 2017 annual meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

The board of directors recommends that you vote FOR the election of each of the Class I and Class II director nominees, FOR Proposals 2 and 3, and for future advisory votes to approve executive compensation continuing to be held every ONE year. The close of business on March 29, 2017, has been established as the record date for determining those stockholders entitled to receive notice of and to vote at the 2017 annual meeting or any adjournment or postponement thereof.

Your vote is very important. Please read the proxy statement and then, whether or not you expect to attend the annual meeting, and no matter how many shares you own, vote your shares as promptly as possible. You can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the proxy statement and on the proxy card. Submitting your proxy now will help ensure a quorum and avoid additional proxy solicitation costs. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee conferring to you its rights to vote the shares at the meeting. If you have any questions about voting your shares or attending the 2017 annual meeting, please contact our Investor Relations department at (240) 631-3200.

You may revoke your proxy at any time before the vote is taken by delivering to our Assistant Corporate Secretary a written revocation, submitting a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded.

By Order of the Board of Directors,

Eric M. Burt

Vice President, Associate General Counsel and Assistant Corporate Secretary

Gaithersburg, Maryland

April 13, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2017

The company’s proxy statement for the 2017 annual meeting of stockholders and our annual report on Form 10-K for the fiscal year ended December 31, 2016, are available at http://materials.proxyvote.com/29089Q.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE THE REPRESENTATION OF YOUR SHARES AT THE 2017 ANNUAL

MEETING, PLEASE VOTE BY PROXY AS PROMPTLY AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.

400 Professional Drive, Suite 400

Gaithersburg, Maryland 20879

PROXY STATEMENT

2017 Annual Meeting of Stockholders

This proxy statement and the accompanying proxy card are being furnished to you by the Board of Directors of Emergent BioSolutions Inc. to solicit your proxy to vote your shares at our 2017 annual meeting of stockholders and at any adjournment or postponement of the meeting. The annual meeting will be held on May 25, 2017, at 9:00 a.m., Eastern time, at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878. We are first furnishing the proxy materials to our stockholders on or about April 13, 2017.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement?

You are receiving this proxy statement from us because you owned shares of the company’s common stock of as of March 29, 2017, the record date for the annual meeting. The Board has made these materials available to you in connection with the Board’s solicitation of proxies for use at our annual meeting.

This proxy statement describes matters on which you may vote and provides you with other important information so that you can make informed decisions. You are requested to vote on each of the proposals described in this proxy statement and are invited to attend the annual meeting.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting. When you submit your proxy by internet, by telephone or by mail, you appoint each of Daniel J. Abdun-Nabi, our president and chief executive officer, Robert G. Kramer, Sr., our executive vice president, administration, chief financial officer and treasurer, and Eric M. Burt, our vice president, associate general counsel and assistant corporate secretary, or their respective substitutes or nominees, as your representatives — your “proxies” — at the meeting to vote your shares in accordance with your instructions. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as the board recommends, and may vote in their discretion with respect to any other matters properly presented at the annual meeting.

Who is entitled to vote at the annual meeting?

Holders of the company’s common stock as of the close of business on the record date, March 29, 2017, may vote at the annual meeting, either by proxy or in person. As of the close of business on March 29, 2017, there were 40,956,229 shares of the company’s common stock outstanding and entitled to vote and held by 23 holders of record. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What are the matters to be voted on and what is the Board’s recommendation and the applicable voting standard?

Proposal	Voting Choices and Board Recommendation	Voting Standard
1. Election of Directors

•    Vote in favor of all nominees;

•    Vote in favor of specific nominees;

•    Withhold votes as to all nominees;

•    Withhold votes as to specific nominees; or

•    Abstain from voting with respect to all or specific nominees.

The Board recommends a vote FOR each of the director nominees.

Plurality of votes cast (the nominees who receive the most votes will be the nominees elected by stockholders)
2. Ratification of the appointment of Ernst & Young LLP as the company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017	• Vote in favor of the ratification; • Vote against the ratification; or • Abstain from voting on the ratification. The Board recommends a vote FOR the ratification	Majority of votes cast
3. Advisory vote to approve executive compensation	• Vote in favor of the proposal; • Vote against the proposal; or • Abstain from voting on the proposal. The Board recommends a vote FOR the advisory vote to approve executive compensation	Majority of votes cast
4. Advisory vote on the frequency of future advisory votes to approve executive compensation

•    Vote to hold the advisory vote every ONE year;

•    Vote to hold the advisory vote every TWO years;

•    Vote to hold the advisory vote every THREE years; or

•    Abstain from voting on the proposal.

The Board recommends a vote for holding the advisory vote to approve executive compensation every ONE year.

Plurality of votes cast (the frequency option [one year, two years or three years] receiving the most votes cast will be the frequency that has been recommended by stockholders)

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You may own shares of the company’s common stock in two different ways:

•

Record Ownership.    If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration System account in your name evidencing shares held in book-entry form, then you have a stockholder account with our transfer agent, Broadridge Financial Solutions, Inc., and you are a “stockholder of record.”

•

Beneficial Ownership.    If your shares are held in a brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. You also are invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the meeting. Note that a legal proxy from your broker, bank or other nominee is not the form of proxy available on www.voteproxy.com.

How can I vote my shares before the annual meeting?

Even if you plan to attend the annual meeting, we recommend that you vote before the meeting, as described below, so that your vote will be counted if you are unable to attend the annual meeting. Voting by internet or by telephone is fast and convenient and your vote is immediately confirmed. Submitting a proxy by internet, telephone or mail prior to the annual meeting will not affect your right to attend the annual meeting and vote in person.

If you hold shares in your own name as a stockholder of record, you may vote before the annual meeting:

By Internet. To vote by internet, go to http://materials.proxyvote.com/29089Q and follow the instructions you find on this website. Your proxy will be voted according to your instructions. If you vote by internet, please do not mail in a proxy card.

By Telephone. To vote by phone, call 1-800-690-6903 (toll-free from the U.S. and Canada) and follow the instructions. If you vote by telephone, please do not mail in a proxy card.

By Mail. If you received your proxy materials by mail, you may vote by completing, signing and returning your proxy card in the enclosed postage-paid envelope.

If you vote by internet or by telephone, please do not mail in your proxy card (unless you intend for it to revoke your prior internet or telephone vote). Your internet or telephone vote will authorize the named proxies to vote your shares in the same manner as if you completed, signed and returned your proxy card. If you sign and return your proxy card or vote over the internet or by telephone but do not provide voting instructions on some or all of the proposals, your shares will be voted on all uninstructed proposals in accordance with the recommendations of the Board. If you have any questions about voting your shares or attending the annual meeting, please contact our Investor Relations department at (240) 631-3200.

If you hold shares in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. Please check with your broker, bank or other nominee and follow its voting procedures to vote your shares. Most brokers and nominees offer voting procedures by internet, telephone and mail.

If I hold shares in street name by my broker, will my broker automatically vote my shares for me?

If you hold your shares in street name and you do not submit specific voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may generally vote your shares in its discretion on matters designated as “routine” under rules applicable to broker-dealers. However, a broker, bank or other nominee cannot vote shares held in street name on matters designated by these rules as “non-routine,” unless the broker, bank or other nominee receives specific voting instructions from the beneficial owner.

The proposal to ratify the appointment of the company’s Independent Registered Public Accounting Firm for fiscal 2017 is considered “routine” under these rules. All of the other proposals to be submitted for a vote of stockholders at the annual meeting are considered “non-routine” and, therefore, are matters on which a broker, bank or other nominee may not exercise its voting discretion. Accordingly, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote with respect to these other proposals, your broker, bank or other nominee is not permitted to vote on those proposals and your shares will be considered “broker non-votes” on these proposals and will not be taken into account in determining the outcome of the vote on the matter. As a result, we strongly encourage you to utilize the voting procedures made available to you through your broker, bank or other nominee and exercise your right to vote as a stockholder.

What is a “broker non-vote” and how would it affect the vote?

A broker non-vote occurs when a broker, bank or other nominee holding shares on behalf of a beneficial owner, does not receive voting instructions from the beneficial owner of the shares and does not have discretionary voting power with respect to the proposal. Brokers, banks and other nominees will not have discretionary voting power to vote your shares without your voting instructions on any of the items being considered at the annual meeting, except for Proposal 2 (ratification of the appointment of the Independent Registered Public Accounting Firm). Accordingly, if you fail to provide your broker, bank or other nominee with voting instructions on the other proposals being considered, such failure will result in a broker non-vote with respect to your shares on these proposals.

The approval requirement for Proposal 1 (the election of directors) is a plurality of the votes cast (i.e., the nominees who receive the most votes will be the nominees elected by stockholders). Similarly, the approval requirement for Proposal 4 (advisory vote on the frequency of future advisory votes to approve executive compensation) is a plurality of the votes cast, (i.e., the frequency option (one year, two years or three years) receiving the most votes cast by stockholders will be the frequency that has been recommended by stockholders). In each case, broker non-votes will not be considered votes cast on the matter and, therefore, will not affect the outcome of the vote on such matter.

The approval requirement for Proposal 3 (advisory vote to approve executive compensation) is the affirmative vote of the majority of votes cast. Broker non-votes are not considered votes cast on these matters and, therefore, will not be taken into account in determining the outcome of the vote on the matter.

What does it mean if I receive more than one proxy card from the company?

It means that you have more than one account for your shares. Please vote by internet or telephone using each of the identification numbers, or complete and mail all proxy cards to ensure that all of your shares are voted.

What is “householding” and how does it affect me?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement and annual report addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address generally will receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879; Telephone: (240) 631-3200. Eligible stockholders of record receiving multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.

Can I vote in person at the annual meeting?

Yes. If you hold shares in your own name as a stockholder of record, you may attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the annual meeting.

If you hold shares in street name, you must first obtain a “legal proxy” from your broker, bank or other nominee and submit that “legal proxy” along with a properly completed ballot at the meeting. Under a “legal proxy,” the broker, bank or other nominee confers to you all of its rights as a stockholder of record to grant proxies or to vote at the meeting. Please note that if you request a “legal proxy,” any previously provided instructions will be cancelled and your shares will not be voted unless you attend the meeting and vote in person or legally appoint another proxy to vote on your behalf.

What do I need to bring to be admitted to the annual meeting?

All stockholders must present a form of personal photo identification in order to be admitted to the meeting. In addition, if your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating your share ownership.

How can I change my vote or revoke my proxy?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	Notifying our Assistant Corporate Secretary in writing that you are revoking your proxy;

•	Delivering another proxy (either by internet, telephone or mail) that is dated after the proxy you wish to revoke; or

•

Attending the annual meeting and voting in person by properly completing and submitting a ballot (attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked).

Any written notice of revocation should be delivered to: Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879, Attention: Eric M. Burt, Assistant Corporate Secretary. Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Assistant Corporate Secretary at the annual meeting before the voting begins.

If your shares are held in street name, please check with your broker, bank or other nominee and follow the procedures your broker, bank or other nominee provides if you wish to change your vote with respect to those shares.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

In order to conduct business at the annual meeting, the holders of at least a majority of the total number of shares of the company’s common stock issued and outstanding and entitled to vote as of the March 29, 2017 record date, or 20,478,116 shares, must be present in person or represented by proxy. This requirement is called a “quorum.” If you vote by internet or by telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” and “broker non-votes” also will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the annual meeting may be adjourned to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

What is an “abstention” and how would it affect the vote?

An “abstention” occurs when a stockholder submits a proxy with explicit instructions to decline to vote regarding a particular matter (or to “withhold” voting authority in the election of directors). Abstentions are counted as present for purposes of determining a quorum. As a general matter, a vote to withhold voting authority with respect to the election of directors is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of this vote. Because an abstention is generally not considered to be a vote “cast” for a particular matter, it will have no effect on the ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm, the advisory vote to approve executive compensation or the advisory vote on the frequency of future advisory votes to approve executive compensation.

Does the company offer an opportunity to receive future proxy materials electronically?

Yes. If you vote on the internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce our printing and postage costs, as well as the number of paper documents you will receive.

If you are a stockholder of record, you may enroll in this service at the time you vote your proxy or at any time after the annual meeting and can read additional information about this option and request electronic delivery by going to www.proxyvote.com. If you hold shares in street name, please contact your broker, bank or other nominee to enroll for electronic proxy delivery.

Who will conduct the proxy solicitation and who will bear the cost?

The costs of soliciting proxies will be borne by us. The solicitation is being made primarily through the mail and electronic mail, but our directors, officers and employees may also engage in the solicitation of proxies in person, by telephone, electronic transmission or by other means. No compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, banks, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

Who will count the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes cast by internet, telephone and mail. Michael Darling, our Senior Vice President, Finance & Administration, will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.

Where can I find the voting results of the meeting?

We will publish the voting results in a Form 8-K filed with the SEC within four business days after the annual meeting. You can read or print a copy of that report by going to either the company’s website at www.emergentbiosolutions.com under the section “Investors — SEC Filings” or the SEC’s website at www.sec.gov.

Will a list of stockholders entitled to vote at the annual meeting be available?

A list of stockholders of record as of March 29, 2017, the record date, will be available for inspection by stockholders for any purpose germane to the annual meeting during normal business hours from May 15 to May 24, 2017, at our corporate headquarters at 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. This list will also be available at the annual meeting.

CORPORATE GOVERNANCE

General

Our by-laws provide that the number of directors shall be fixed from time to time by the Board. The Board has established the number of directors at nine. The Board is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Zsolt Harsanyi, Ph.D., General George Joulwan and Louis W. Sullivan, M.D. are Class II directors with terms expiring at this annual meeting. Kathryn C. Zoon, Ph.D. is a Class I director, who was appointed in November 2016 for a term expiring at this annual meeting. Daniel J. Abdun-Nabi, Dr. Sue Bailey and Dr. Jerome Hauer are Class III directors with terms expiring at the 2018 annual meeting of stockholders. Fuad El-Hibri and Ronald B. Richard are Class I directors with terms expiring at the 2019 annual meeting of stockholders. For more information regarding the members of our Board, please see “Directors and Nominees” beginning on page 18.

Our Board believes that good corporate governance is important to ensure that the company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines and code of conduct and business ethics are available on our website at www.emergentbiosolutions.com under “Investors —Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include the following:

•	The Board’s principal responsibility is to oversee the management of the company;

•	A majority of the members of the Board shall be independent directors;

•	The independent directors shall meet regularly in executive session;

•	Directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	New directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	At least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Independence

Under applicable New York Stock Exchange rules, a director will qualify as “independent” only if our Board affirmatively determines that such director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if our Board determines that such director is independent under Section 303A.02(b) of the NYSE Listed Company Manual, even if such director:

•

Is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company with which such director serves as an executive officer; or

•

Serves as an officer, director or trustee of a tax-exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of

$1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself (as under NYSE listing standards), does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board who are independent.

Our Board has determined that Dr. Bailey, Dr. Harsanyi, Dr. Hauer, General Joulwan, Mr. Richard, Dr. Sullivan and Dr. Zoon meet the foregoing standards, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02 of the NYSE Listed Company Manual.

Meetings and Attendance

In 2016, our Board met eight times and committees of the Board met 33 times. During 2016, no director attended fewer than 75% of the total number of meetings of the board of directors and of the committees of which the director was a member during 2016.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All members of our Board at the time of the 2016 annual meeting of stockholders attended the meeting, except for one director.

The Board’s Role in Risk Oversight

Our Board is actively engaged in the oversight of risks we face and consideration of the appropriate responses to those risks. The audit committee of our Board periodically discusses risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, with our senior management. The audit committee also reviews and comments on a periodic risk assessment performed by management. After the audit committee performs its review and comment function, it reports any significant findings to our Board. The Board is responsible for the oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.

Board Committees

Our Board has established five standing committees — audit, compensation, nominating and corporate governance, scientific review and strategic operations — each of which operates under a written charter that has been approved by our Board. Current copies of each committee’s charter are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879.

Our Board has determined that all of the current members of each of the audit, compensation and nominating and corporate governance committees are independent as defined under the rules of the NYSE.

			COMMITTEE MEMBERSHIPS

Name	Class	Term Expires	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Review Committee	Strategic Operations Committee

Fuad El-Hibri Executive Chairman	I	2019					c

Daniel J. Abdun-Nabi	III	2018

Dr. Sue Bailey	III	2018

Zsolt Harsanyi, Ph.D.	II	2017	c

Jerome Hauer, Ph.D.	III	2018				c

General George A. Joulwan	II	2017

Ronald B. Richard Lead Director	I	2019			c

Louis W. Sullivan, M.D.	II	2017		c

Kathryn C. Zoon, Ph.D.	I	2017

c Committee Chairman         Committee Member

Audit Committee

The audit committee’s responsibilities include:

•	Appointing, evaluating, approving the compensation of and assessing the independence of our Independent Registered Public Accounting Firm;

•	Overseeing the work of our Independent Registered Public Accounting Firm, including through the receipt and consideration of reports from our Independent Registered Public Accounting Firm;

•	Reviewing and discussing with management and the Independent Registered Public Accounting Firm our annual and quarterly financial statements and related disclosures;

•

Reviewing the type and presentation of information to be disclosed in the company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•	Monitoring our internal control over financial reporting and disclosure controls and procedures;

•	Monitoring our ethics and compliance program, including our Code of Conduct and Business Ethics;

•	Overseeing our internal audit function;

•	Assisting the board of directors in overseeing our compliance with legal and regulatory requirements and internal policies and procedures;

•	Periodically discussing our risk management policies, and reviewing and commenting on an initial risk assessment by management;

•	Establishing policies regarding hiring employees from our Independent Registered Public Accounting Firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	Meeting independently with our internal auditing staff, Independent Registered Public Accounting Firm and management;

•	Reviewing and approving or ratifying any related person transactions;

•	Evaluating, in coordination with the compensation committee, the company’s senior financial management, including the chief financial officer and head of internal audit; and

•	Preparing the audit committee report required by SEC rules, which is included on page 26 of this proxy statement.

The members of our audit committee are Dr. Harsanyi, General Joulwan, Mr. Richard and Dr. Sullivan. Dr. Harsanyi is the chairperson of this committee. Our Board has determined that each of the current members of the committee is “independent” in accordance with NYSE listing standards, meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act, and is financially literate. Dr. Harsanyi has been designated as the “audit committee financial expert.” Our audit committee met 11 times during 2016.

Compensation Committee

The compensation committee’s responsibilities include:

•	Annually reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

•	Determining the compensation of our chief executive officer and executive chairman;

•	Reviewing and approving the compensation of our other named executive officers;

•	Overseeing the evaluation of our senior executives;

•	Overseeing and administering our cash and equity incentive plans and employee stock purchase plan;

•	Reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 31 of this proxy statement; and

•	Preparing the compensation committee report required by SEC rules, which is included on page 50 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under “Executive Compensation — Executive Compensation Processes.”

The members of our compensation committee are Dr. Bailey, Dr. Hauer, General Joulwan and Dr. Sullivan. Dr. Sullivan is the chairperson of this committee. Our Board has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our compensation committee met six times during 2016.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	Identifying individuals qualified to become members of the board of directors;

•	Recommending to the board of directors the persons to be nominated for election as directors and appointed to each of the board’s committees;

•	Reviewing and making recommendations to our board of directors with respect to director compensation;

•	Reviewing and making recommendations to the board of directors with respect to management succession planning;

•	Developing and recommending to the board of directors our corporate governance guidelines;

•	Overseeing director education activities; and

•	Overseeing an annual evaluation of the board of directors.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates and in making recommendations regarding director compensation are described below under the headings “— Director Nomination Process” and “Director Compensation,” respectively.

The members of our nominating and corporate governance committee are Dr. Bailey, General Joulwan, Mr. Richard and Dr. Sullivan. Mr. Richard is the chairperson of this committee and also serves as our lead independent director . Our Board has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our nominating and corporate governance committee met six times during 2016.

Scientific Review Committee

The scientific review committee’s responsibilities include:

•	Reviewing, evaluating and advising the board of directors regarding existing products and technology platforms;

•	Reviewing, evaluating and advising the board of directors regarding the priorities with respect to our research and development programs in light of corporate strategy; and

•	Providing advice and guidance to management with respect to proposed acquisitions, in-licensing, collaborations and alliances.

The members of our scientific review committee are Dr. Bailey, Dr. Harsanyi, Dr. Hauer and Dr. Zoon. Dr. Hauer is the chairperson of this committee. Our scientific review committee met five times during 2016.

Strategic Operations Committee

The strategic operations committee’s responsibilities include evaluating and making recommendations to the Board with respect to:

•	Our mission, core strategy, strategic plan objectives/success criteria, and the strategic processes;

•	Significant acquisition and disposition opportunities;

•	Our financial plans and programs and capital structure;

•	Our corporate investment policies;

•	Our corporate social responsibility activities; and

•	Our corporate treasury policies.

The members of the strategic operations committee are Mr. Abdun-Nabi, Mr. El-Hibri, Dr. Harsanyi, Dr. Hauer, Mr. Richard and Dr. Zoon. Mr. El-Hibri is the chairperson of this committee. Our strategic operations committee met five times during 2016.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our Board, management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders, as well as the needs of the Board for a specific skill set or experience. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. The nominating and corporate governance committee does not have a formal policy with respect to diversity, but believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Additionally, our corporate governance guidelines state that it is a goal of the Board to strive for diversity in the composition of the membership of the Board.

Stockholders may recommend to our nominating and corporate governance committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate candidates recommended by stockholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others.

Skills / Attributes Composition

We believe our directors possess the skills and attributes necessary to meet our current and future business needs. The Board annually assesses the mix of skills, attributes and experience of the directors.

Core Attributes for all Board Members

•	High level of integrity and character

•	Demonstrated track record of success

•	Advanced degree in science or other relevant discipline

•	A commitment to contribute the time necessary for active involvement

Desired Skill / Experience	Mr. El-Hibri	Mr. Abdun-Nabi	Dr. Bailey	Dr. Harsanyi	Mr. Richard	Dr. Hauer	Gen. Joulwan	Dr. Sullivan	Dr. Zoon
INDEPENDENCE / DIVERSITY

Experience with Diversity Issues

Diverse Background
FINANCIAL / ACCOUNTING

Financial Expertise

Risk Management / Internal Controls

Investment Banking / M&A
CORPORATE GOVERNANCE

Governance Oversight

Executive Compensation
SPECIALIZED EXPERTISE

Pharma / Biotech

Medicine / Science

Government (Health, Defense, Intelligence, Security)

Sales / Marketing / Distribution

International Business

Investor / Public Relations

Governance Structure and Lead Director

In December 2011, our Board determined to separate the positions of chief executive officer and board chairman, appointing Mr. El-Hibri as executive chairman of the board and Mr. Abdun-Nabi as chief executive officer, effective April 1, 2012. Mr. El-Hibri previously served as our chief executive officer and chairman of our board of directors from June 2004 through March 2012. The Board believes this separate governance structure is optimal because it enables Mr. Abdun-Nabi to focus his entire energy on running the company while affording us the benefits of continued leadership and other contributions from Mr. El-Hibri.

Our corporate governance guidelines provide that in the event the chairman of our board of directors is not an independent director, a majority of the Board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Mr. El-Hibri is not an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, appointed Mr. Richard as the lead director in May 2014. As lead director, Mr. Richard serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between Mr. El-Hibri and other members of the Board, determines the need for special meetings of the Board and consults with Mr.  El-Hibri on matters relating to corporate governance and Board performance.

Communicating with the Board of Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The lead director, with the assistance of our corporate secretary is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the lead director considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to our board of directors, lead director or independent directors as a group should address such communications to the Board of Directors, Lead Director or Independent Directors, as applicable, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. At the direction of the board of directors, the Corporate Secretary will review all such correspondence and forward to the board, lead director or independent directors a summary and/or copies of any such correspondence that deals with the functions of the board or its committees or that he or she otherwise determines requires their attention.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of March 29, 2017, by (1) each of our directors and director nominees, (2) each named executive officer currently employed by the company, (3) all of our executive officers and directors as a group and (4) each stockholder known by us to beneficially own 5% or more of our outstanding common stock. There were 40,956,229 shares of our common stock outstanding on March 29, 2017.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and director nominees
Dr. Sue Bailey	20,667	25,059	45,726	*
Zsolt Harsanyi, Ph.D.	20,667	10,776	31,443	*
Jerome Hauer, Ph.D.	—	10,776	10,776	*
George Joulwan	6,967	21,593	28,560	*
Ronald B. Richard	—	96,581	96,581	*
Louis W. Sullivan, M.D.	20,667	49,219	69,886	*
Kathryn Zoon, Ph.D.	—	4,742	4,742	*
Named executive officers
Fuad El-Hibri(3)	5,554,702	364,673	5,919,375	14.3%
Daniel J. Abdun-Nabi(4)	123,785	422,892	546,677	*
Robert G. Kramer, Sr.	48,934	41,891	90,825	*
Adam Havey	19,820	72,450	92,270	*
All executive officers and directors as a group (11 persons)	5,816,209	1,120,652	6,936,861	16.5%
5% or greater stockholders
Vanguard Group(5)	3,535,006	—	3,535,006	8.6%
BlackRock, Inc.(6)	3,813,506	—	3,813,506	9.3%
Intervac, L.L.C.	4,344,250	—	4,344,250	10.6%

*	Represents beneficial ownership of less than 1% of common stock.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address of each of the beneficial owners named in the table above is c/o Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Percentage ownership calculations are based on 40,956,229 shares of common stock outstanding as of March 29, 2017.

(2)	Consists of shares of common stock subject to stock options exercisable as of, or within 60 days of March 29, 2017, and shares of common stock issuable under restricted stock unit awards that vest within 60 days of March 29, 2017. Shares of common stock subject to stock options that are exercisable as of or within 60 days of March 29, 2017, and shares of common stock issuable under restricted stock unit awards that vest within 60 days of March 29, 2017 are deemed to be outstanding and beneficially owned by the person holding the option or restricted stock unit for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

(3)

Mr. El-Hibri has a beneficial ownership interest in 5,919,375 shares of our common stock through his direct holdings in certain entities, his vested restricted stock units and stock options (including restricted stock units and stock options vesting within 60 days of March 29, 2017), and shares held by trusts indirectly controlled by Mr. El-Hibri, which represent approximately 14.3% of our outstanding common stock. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:

•	2,350,331 shares held by Intervac, L.L.C.;

•	1,524,155 shares held by BioVac, L.L.C.;

•	1,680,216 shares held directly by Mr. El-Hibri; and

•	364,673 shares of common stock subject to stock options exercisable within 60 days of March 29, 2017.

For more information regarding beneficial ownership and voting of these shares, see “— Certain Stockholder Ownership” below. Also includes 628,678 shares pledged as collateral.

(4)	Includes 2,000 shares held by Mr. Abdun-Nabi’s children, as to which Mr. Abdun-Nabi disclaims beneficial ownership. Also includes 81,450 shares pledged as collateral.

(5)	Based on information provided in a Schedule 13G/A that was filed with the SEC on February 9, 2017, by The Vanguard Group, Inc., The Vanguard Group, Inc. reported sole voting power with respect to 3,535,066 shares, sole dispositive power with respect to 3,466,562 shares and shared dispositive power with respect to 68,444 shares of our common stock as of December 31, 2016. Aggregate beneficial ownership reported by The Vanguard Group, Inc. is on a consolidated basis and includes shares beneficially owned by the following wholly-owned subsidiaries of The Vanguard Group, Inc., none of which individually beneficially owns 5% or greater of the outstanding shares of our common stock: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	Based on information provided in a Schedule 13G/A that was filed with the SEC on January 23, 2017, by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 3,813,506 shares of our common stock and has sole voting power with respect to 3,732,058 shares of our common stock and sole dispositive power with respect to 89,234 shares of our common stock as of December 31, 2015. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of BlackRock, Inc., none of which individually beneficially owns 5% or greater of the outstanding shares of our common stock: BlackRock (Netherlands (BV); BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A; BlackRock International Limited, BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) LTD; BlackRock Investment Management, LLC; BlackRock Japan Co LTD. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

Certain Stockholder Ownership

Mr. El-Hibri and his wife, as tenants by the entirety, hold 89.2% of the ownership interests in BioVac, L.L.C. and have the power to vote and dispose of all shares of our common stock held by BioVac. Mr. El-Hibri disclaims beneficial ownership of these shares for purposes of Section 16 of the Exchange Act or otherwise, except to the extent of his pecuniary interest in 1,359,546 shares.

Mr. El-Hibri’s holdings through Intervac, L.L.C. include 1,638,403 shares of our common stock held by Mr. El-Hibri and his wife, as tenants by the entirety, through their 37.7% equity interest in Intervac, L.L.C.; 127,721 shares held by Mr. El-Hibri’s wife; and 584,207 shares held by trusts indirectly controlled by Mr. El-Hibri or his wife. Mr. El-Hibri disclaims beneficial ownership, for purposes of Section 16 of the Exchange Act or otherwise, of those shares held solely by his wife and those shares held by the trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and holders of more than 10% of our common stock file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review, we believe that all ownership reports were timely filed during 2016, except for one late filing of a Form 4 for each of Mr. Abdun-Nabi and Mr. Kramer, relating to shares withheld to pay taxes in connection with the vesting of restricted stock units.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Background

At the annual meeting, stockholders will have an opportunity to vote for the election of Kathryn C. Zoon, Ph.D. to serve as a Class I director and Zsolt Harsanyi, Ph.D., General George A. Joulwan (Ret.) and Louis W. Sullivan, M.D. to serve as Class II directors. The company’s bylaws provide for the election of directors by a plurality of the votes cast by the stockholders at the annual meeting. If elected, the term of Kathryn C. Zoon, Ph.D. will expire at the 2019 annual meeting of stockholders and the terms of Zsolt Harsanyi, Ph.D., General George A. Joulwan (Ret.) and Louis W. Sullivan, M.D. will expire at the 2020 annual meeting of stockholders. The persons named in our proxy card will vote to elect these four nominees, unless you withhold authority to vote for the election of any or all of these nominees by indicating as such on your proxy card. Each of the nominees has indicated his or her willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce the number of directors.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of each of the Class I director and Class II director nominees.

DIRECTORS AND NOMINEES

The following paragraphs provide information as of the date of this proxy statement about each Class I and Class II director nominee and each member of our Board whose term continues after the annual meeting. For information about the number of shares of common stock beneficially owned by our directors as of March 29, 2017, please see “Stock Ownership Information” beginning on page 15.

DIRECTOR NOMINEES

Current Term to Expire at the 2017 Annual Meeting (Class I Director Nominee)

Kathryn C. Zoon, Ph.D., age 68, a director since 2016

Dr. Zoon was appointed as a Class I director in November 2016. She was recommended to the nominating and corporate governance committee for election as a director by our executive chairman, Fuad El-Hibri. Dr. Zoon is currently NIAID/NIH Scientist Emeritus, a position she has held since August 2016. Previously she was Interim Director of the new National Institute of Health, or NIH, Office of Research Support and Compliance (April-June 2016) where she developed and established the new office and recruited key individuals to continue its future operations. Dr. Zoon served at the NIH since 1983 and most recently served as Chief of the Cytokine Biology Section in the Division of Intramural Research, National Institute of Allergy and Infectious Diseases, or NIAID, NIH until July 2016, where she conducted research on the structure and function of human interferon alphas and developed a new cell therapy using interferons and autologous monocytes which she is still collaborating with the National Cancer Institute, or NCI, to start a clinical trial for ovarian cancer. She was previously the Director of the Division of Intramural Research at NIAID (2006-August 2015) and was the Deputy Director for Planning and Development of the Division of Intramural Research at NIAID, 2004-2006. Dr. Zoon served as the Principal Deputy Director of the Center for Cancer Research at the NCI, 2003–2004. She served as the Director of the Center for Biologics Evaluation and Research (CBER), Food and Drug Administration (FDA) (1992-2003), and has been a member of the NIH Scientific Directors (1992 to the present). Dr. Zoon was the Director of the Division of Cytokine Biology in CBER, 1988–1992, where she directed the research and review of cytokines, growth factors, and cellular products. She studied the production and purification of human interferon at NIH from 1975 to 1980 with Nobel Laureate Christian B. Anfinsen. She received her B.S. degree, cum laude, in chemistry from Rensselaer Polytechnic Institute and was granted a Ph.D. in biochemistry from the Johns Hopkins University. Dr. Zoon is an associate editor of the Journal of Interferon Research and the author of more than 130 scientific papers. She was President of the International Society for Interferon and Cytokine Research, 2000–2001. Dr. Zoon has been a member of the National Academy of Medicine since 2002 and is also a member of the Division on Earth and Life Studies Committee, National Research Council, 2015-2017. She has served a member of the World Health Organization’s Expert Committee on Biological Standards for almost two decades. In May 2005, she received the HHS Secretary’s Award for Distinguished Service for the Tissue Action Plan Team. Most recently she received the 2014 William S. Hancock Award for outstanding achievements in CMC regulatory science. We believe Dr. Zoon’s expertise in regulatory matters and product development adds great depth and breadth to our board of directors.

Current Terms to Expire at the 2017 Annual Meeting (Class II Director Nominees)

Zsolt Harsanyi, Ph.D., age 73, a director since 2004

Dr. Harsanyi has served as a director since August 2004. Dr. Harsanyi has served as chairman of the board of N-Gene Research Laboratories, Inc., a privately-held biopharmaceutical company, since March 2011. Prior to that, Dr. Harsanyi served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, from December 2004 to February 2011. In January 2016, Dr. Harsanyi returned to Exponential Biotherapies Inc. to serve as chairman of the board. Since August 2016, Dr. Harsanyi has been a director of Aptevo Therapeutics Inc., a publicly-traded biotech company which focuses on bringing novel oncology and hematology therapeutics to market. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College. We believe Dr. Harsanyi’s qualifications to serve on our board of directors include his industry experience, including his senior executive and financial positions.

General George Joulwan (Ret.), age 77, a director since 2013

General George A. Joulwan (Ret.) has served as a director since July 2013. General Joulwan’s distinguished military career spans 36 years from 1961 to his retirement in 1997. In 1998 General Joulwan founded, and currently serves as president of, One Team, Inc., which provides business consulting services. Previously, General Joulwan served as a director of General Dynamics Corporation from 1998 through 2012, and currently serves on several private company and charitable boards. He was a professor at the United States Military Academy at West Point and served on the Board of Trustees for the United States Military Academy. General Joulwan was a professor of National Security Strategy at the National Defense University. General Joulwan is a graduate of West Point Academy and holds a Master’s degree in Political Science and an Honorary Doctor of Law degree from Loyola University in Chicago. As a retired U.S. Army general, we believe General Joulwan brings a unique perspective to our board. Through his extensive and distinguished military career, he has developed critical leadership and management skills that we believe make him a significant contributor to our board. In addition, we believe General Joulwan’s foreign policy experience, knowledge of the government and the military provide valuable insight into international defense markets and the global defense industry.

Louis W. Sullivan, M.D., age 83, a director since 2006

Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the Department of Health and Human Services. Dr. Sullivan serves on the board of directors of United Therapeutics Corporation, a publicly-traded biotechnology company. He served as a director for Henry Schein, Inc. a publicly-traded biotechnology company, from 2004 – June 2016. He was a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College. We believe Dr. Sullivan’s qualifications to serve on our board of directors include his extensive service on various other boards and service with public institutions, as well as his medical background and prior senior positions in other organizations.

CONTINUING DIRECTORS

Current Terms to Expire at the 2018 Annual Meeting (Class III Directors)

Daniel J. Abdun-Nabi, age 62, a director since 2009

Mr. Abdun-Nabi has served as our president and chief executive officer since April 2012. From May 2007 to March 2012, Mr. Abdun-Nabi served as our president and chief operating officer. Mr. Abdun-Nabi previously served as our secretary from December 2004 to January 2008, our senior vice president, corporate affairs and general counsel from December 2004 to April 2007 and our vice president and general counsel from May 2004 to December 2004. Mr. Abdun-Nabi served as general counsel for IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as senior vice president, legal affairs, general counsel and secretary of North American Vaccine, Inc. He is the Chairman of the Maryland Life Sciences Advisory Board. In August 2016, Mr. Abdun-Nabi joined the boards of REGENXBIO Inc., a publicly-traded biotech company, and Aptevo Therapeutics Inc., a publicly-traded biotech company which focuses on bringing novel oncology and hematology therapeutics to market. Mr. Abdun-Nabi received a Master of Law in Taxation from Georgetown University Law Center, a J.D. from the University of San Diego School of Law and a B.A. in political science from the University of Massachusetts, Amherst. We believe Mr. Abdun-Nabi’s qualifications to serve on our board of directors include his extensive experience in senior management positions and his demonstrated business judgment, including his long service as a senior executive of our company.

Dr. Sue Bailey, age 73, a director since 2007

Dr. Bailey has served as a director since June 2007. Dr. Bailey served as a news analyst for NBC Universal, a media and entertainment company, from November 2001 to August 2006. Previously, Dr. Bailey served as Administrator, National Highway Traffic Safety Administration, as Assistant Secretary of Defense (Health Affairs) and as Deputy Assistant Secretary of Defense (Clinical Services). Dr. Bailey is a former faculty member at Georgetown Medical School and U.S. Navy officer, having achieved the rank of Lt. Commander, U.S. Navy Reserve. Dr. Bailey received her D.O. from Philadelphia College of Osteopathic Medicine and a B.S. from the University of Maryland. We believe Dr. Bailey’s qualifications to serve on our board of directors include her medical background and prior senior positions in government.

Dr. Jerome Hauer, age 65, a director since 2015

Dr. Hauer has served as a director since January 2015. He previously served on our board of directors from May 2004 to October 2011. Currently, Dr. Hauer is a senior advisor at Teneo Risk in New York City and Washington, D.C. and a visiting professor at Cranfield University/Defence Academy of the United Kingdom. Before joining Teneo Risk, Dr. Hauer served from January 2012 until December 2014 as the Commissioner of New York State Division of Homeland Security and Emergency Services and Chairman of the Executive Committee on Counterterrorism. Formerly, Dr. Hauer served as chief executive officer of The Hauer Group from 2006 to 2011 and as senior vice president and co-chair of the homeland security practice of Fleishman-Hillard Government Relations from January 2005 to March 2006. Prior to joining Fleishman-Hillard, Dr. Hauer served as acting assistant secretary for the office of public health emergency preparedness, U.S. department of health and human services, or HHS, from June 2002 to November 2003 and as director of the office of public health preparedness of HHS from May 2002 to June 2002. Dr. Hauer served as the first director of the New York City Mayor’s Office of Emergency Management under Mayor Rudolph Giuliani. He also served as the director of Emergency Medical Services and Emergency Management as well as director of the Department of Fire and Buildings for the State of Indiana under Governor Evan Bayh. Dr. Hauer holds a Ph.D. from Cranfield University/Defence Academy of the United Kingdom. He received an M.H.S. in public health from Johns Hopkins University School of Hygiene and Public Health and a B.A. from New York University. We believe Dr. Hauer’s qualifications to serve on our board of directors include his significant experience in various governmental and public health organizations.

Terms to Expire at the 2019 Annual Meeting (Class I Directors)

Fuad El-Hibri, age 59, a director since 2004

Mr. El-Hibri has served as the executive chairman of our board of directors since April 2012. From June 2004 to March 2012, Mr. El-Hibri served as chief executive officer and as chairman of our board of directors. Mr. El-Hibri previously served as president from March 2006 to April 2007. Mr. El-Hibri served as chief executive officer and chairman of the board of directors of BioPort Corporation from May 1998 until June 2004, when, as a result of our corporate reorganization, BioPort became a wholly owned subsidiary of Emergent BioSolutions and was subsequently renamed as Emergent BioDefense Operations Lansing Inc. Mr. El-Hibri is chairman of East West Resources Corporation, a venture capital and business consulting firm, a position he has held since June 1990. He served as president of East West Resources from September 1990 to January 2004. In August 2016, Mr. El-Hibri became chairman of the board of directors of Aptevo Therapeutics, Inc., a publicly-traded biotech company which focuses on bringing novel oncology and hematology therapeutics to market. Mr. El- Hibri is a member of the board of directors of the U.S. Chamber of Commerce, a member of the advisory board of the Yale Healthcare Conference, a member of the board of directors of the International Biomedical Research Alliance, an academic joint venture among the National Institutes of Health, or NIH, Oxford University and Cambridge University. He also serves as chairman of the El-Hibri Foundation. Mr. El-Hibri has also served as a member of the board of trustees of American University from 2004 to 2010. Mr. El-Hibri received a master’s degree in public and private management from Yale University and a B.A. in economics from Stanford University. We believe Mr. El-Hibri’s qualifications to serve on our board of directors include his service on other boards as well as his prior business experience, including as our chief executive officer and a director.

Ronald B. Richard, age 61, a director since 2005

Mr. Richard has served as a director since January 2005. Mr. Richard has served as the president and chief executive officer of the Cleveland Foundation, the nation’s oldest community foundation, since June 2003. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-Q-Tel, Mr. Richard served in various senior management positions at Matsushita Electric (Panasonic), a consumer electronics company. Mr. Richard is a former U.S. foreign service officer. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard previously served as chairman of the board of trustees of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds honorary doctorates in humane letters from Notre Dame College and Baldwin Wallace College. We believe Mr. Richard’s qualifications to serve on our board of directors include his past and current industry experience, including his prior senior management positions, including positions in the biotechnology industry.

DIRECTOR COMPENSATION

The compensation of our directors is established by our nominating and corporate governance committee based on market practice information provided by our independent compensation consultant Willis Towers Watson. This compensation is periodically reviewed with respect to cash retainers, meeting fees and equity incentives. The following table sets forth information for the fiscal year ended December 31, 2016, regarding the compensation of our directors who are not also named executive officers.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		All Other Compensation	Total
Dr. Sue Bailey	$82,000	$249,993		$0	$331,993
Zsolt Harsanyi, Ph.D.	$104,000	$249,993		$0	$353,993
Jerome Hauer, Ph.D.	$89,865	$249,993		$0	$339,858
General A. George Joulwan	$88,000	$249,993		$0	$337,993
John E. Niederhuber, M.D.(2)	$30,899	$0		$0	$30,899
Ronald B. Richard	$132,500	$249,993		$0	$382,493
Louis W. Sullivan, M.D.	$96,500	$249,993		$0	$346,493
Marvin White(3)	$29,951	$0		$53,710	$83,661
Kathryn C. Zoon, Ph.D.	$11,378	$374,997	(4)	$0	$386,375

(1)	The amounts in the “Stock Awards” column reflect the grant date fair value of equity awards granted to the directors named in the table above for the fiscal year ended December 31, 2016, calculated in accordance with SEC rules.

(2)	Dr. Niederhuber resigned from the Board, effective May 18, 2016.

(3)	Mr. White resigned from the Board, effective May 18, 2016. On November 11, 2015, the company and Mr. White entered into a consulting agreement pursuant to which Mr. White provided consulting services consisting of strategy, advice and guidance in connection with the company’s spin-off of its biosciences business. During the term of the consulting agreement, Mr. White received a consulting fee of: $10,000 per month from January 1, 2016 until March 31, 2016; and $15,000 per month thereafter and was reimbursed for his reasonable out-of-pocket expenses, subject to a limit of $120,000. On July 26, 2016, the consulting agreement was amended to replace the maximum compensation of $120,000 with a final payment of $125,256, which was paid to Mr. White on September 7, 2016. Mr. White’s consulting agreement with the company terminated on its terms upon the spin-off of the company’s biosciences business, effective August 1, 2016. The $53,710 under All Other Compensation represents payments to Mr. White under the consulting agreement through the date of his resignation from the Board.

(4)	Represents the initial equity award received upon Dr. Zoon’s appointment to the Board on November 8, 2016.

Under our director compensation program, non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Element	Program 2016
Annual Retainer	$55,000
Lead Director Additional Retainer	$30,000
Board Meeting Fees	None
Committee Meeting Fees	None
Committee Chair Additional Retainer	$25,000 – Audit, Strategic Operations $17,500 – Other
Committee Member Additional Retainer	$15,000 – Audit, Strategic Operations $9,000 – Other
Annual Equity Awards	$250,000 in RSUs per director
Initial Election Equity Awards	$375,000 in RSUs per director

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP currently serves as our Independent Registered Public Accounting Firm. After consideration of the firm’s qualifications and past performance, the audit committee has appointed Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017.

Under NYSE and SEC rules and the audit committee charter, the audit committee is directly responsible for the selection, appointment, compensation and oversight of the company’s Independent Registered Public Accounting Firm and is not required to submit this appointment to a vote of the stockholders. Our Board and the audit committee, however, consider the appointment of our Independent Registered Public Accounting Firm to be an important matter of stockholder concern and is submitting the appointment of Ernst & Young LLP for ratification by our stockholders as a matter of good corporate practice. One or more representatives of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders. In the event that our stockholders fail to ratify the appointment of Ernst & Young LLP, it will be considered as a direction to the audit committee to consider the appointment of a different firm. Even if the appointment is ratified, the audit committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Required Vote and Board Recommendation

Ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm requires the affirmative vote of the majority of votes cast on such matter at the annual meeting. Abstentions will have no effect on the matter.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the company’s Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2016, and discussed them with management and the Independent Registered Public Accounting Firm.

The audit committee also has received from, and discussed with, the Independent Registered Public Accounting Firm various communications that the Independent Registered Public Accounting Firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The audit committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the audit committee concerning independence, and has discussed with the Independent Registered Public Accounting Firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors of Emergent BioSolutions Inc. that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of

Emergent BioSolutions Inc.

Zsolt Harsanyi, Ph.D., Chairperson

General George A. Joulwan

Ronald B. Richard

Louis W. Sullivan, M.D.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Ernst & Young LLP, our Independent Registered Public Accounting Firm, billed to us for each of the last two fiscal years for audit and other services. For 2016, audit fees include an estimate of amounts not yet billed. None of the fees described in the following table were approved using the “de minimis exception” under SEC rules.

	December 31,
	2016	2015
Audit Fees	$4,845,473	$4,190,865
Audit -Related Fees	1,995	15,995
Tax Fees	477,799	892,805
All Other Fees	—	—

	$5,325,267	$5,099,665

Audit Fees.    Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements, along with fees in connection with financing transactions and fees paid to Ernst & Young LLP relating to the audit of the financial statements of our biosciences business in anticipation of the spin-off of Aptevo Therapeutics Inc.

Audit-related fees.    Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit, the review of our financial statements and acquisition-related services, which are not reported under “Audit Fees.”

Tax Fees.    Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for $115,500 of the total tax fees billed in 2016 and $117,015 of the total tax fees billed in 2015. Tax advice and tax planning services relate to assistance with tax credit and deduction studies and calculations, tax advice related to acquisitions and dispositions, including spin-offs, and audit support.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our Independent Registered Public Accounting Firm. These policies generally provide that we will not engage our Independent Registered Public Accounting Firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our Independent Registered Public Accounting Firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our Board has determined to provide our stockholders the opportunity to vote each year to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

Our executive compensation programs are designed to attract, motivate, and retain executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this proxy statement beginning on page 31, including “Compensation Discussion and Analysis” beginning on page 31 describes in detail our executive compensation programs and the decisions made by the compensation committee and the Board with respect to 2016. Highlights of our executive compensation program include the following:

•	Pay should be linked to performance;

•	Compensation opportunities should be competitive with relevant peer companies;

•	The equity compensation program should align executive interests with those of stockholders; and

•	Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

As we describe in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. Our Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Pursuant to Section 14A of the Exchange Act, our Board is asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to Emergent BioSolutions Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related narrative discussions disclosed in this proxy statement, is hereby approved on an advisory basis.

As an advisory vote, this proposal is not binding. Although the vote is non-binding, our compensation committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our executive officers.

Vote Required and Board Recommendation

Approval of the advisory vote on executive compensation requires the affirmative vote of the majority of the votes cast on the matter at the annual meeting. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote on this proposal for your shares to be counted on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the matter.

The board of directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory vote on our executive compensation program. Under SEC rules, this vote is required once every six years. We have historically held annual votes on executive compensation, consistent with the advisory recommendation of our stockholders at the company’s 2011 annual meeting.

For the reasons described below, we recommend that our stockholders approve the following resolution, which is to continue with a frequency of one year, or an annual vote, on executive compensation.

RESOLVED, that the stockholders of Emergent BioSolutions Inc. hereby approve, on a non-binding advisory basis, an annual vote by the stockholders of Emergent BioSolutions Inc., on an advisory basis, on the compensation of Emergent BioSolutions Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

An annual vote on executive compensation will continue to allow our stockholders to provide input as the compensation committee reviews our compensation philosophy, policies and practices. Even though our executive compensation program is designed to support long-term value creation, our compensation committee reviews the compensation program every year. An annual stockholder vote allows our stockholders to provide us with direct and immediate feedback regarding the compensation program, and enables our compensation committee to evaluate any changes in stockholder sentiment as it conducts its regular compensation review.

As an advisory vote, this proposal is not binding. Although the vote is non-binding, our Board values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when determining the frequency of future advisory votes to approve executive compensation.

Vote Required and Board Recommendation

In voting on this proposal, you can choose whether the advisory vote on executive compensation should be conducted every one year, every two years or every three years. You may also abstain from voting on this item. The approval requirement for this proposal is a plurality of the votes cast. The frequency option (one year, two years or three years) receiving the most votes cast by stockholders will be the frequency that has been recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the matter.

The board of directors recommends that future advisory votes to approve executive compensation continue to be held every ONE year.

IDENTIFICATION OF EXECUTIVE OFFICERS

Set forth below is information regarding the positions, ages and business experience of each of our executive officers.

Name	Age	Position

Fuad El-Hibri	59	Executive Chairman

Daniel J. Abdun-Nabi	62	President and Chief Executive Officer

Robert G. Kramer, Sr.	59	Executive Vice President, Administration, Chief Financial Officer and Treasurer

Adam Havey	46	Executive Vice President, Business Operations

Fuad El-Hibri.    For more information about Mr. El-Hibri, please see his biography under the caption “Directors and Nominees.”

Daniel J. Abdun-Nabi.    For more information about Mr. Abdun-Nabi, please see his biography under the caption “Directors and Nominees.”

Robert G. Kramer, Sr.    Mr. Kramer has served as our executive vice president, administration, chief financial officer and treasurer since September 2012. He is responsible for finance and administration, compliance, IT, investor relations, public affairs and external development and government contracts. Mr. Kramer first joined Emergent in 1999 as its chief financial officer. From 1999 until his retirement in 2010, he held various executive positions with the last being president of Emergent Biodefense Operations Lansing. Mr. Kramer returned to the company in 2011 as the interim head of the biosciences division, and then as interim executive vice president, corporate services division before taking his current position. Prior to joining Emergent in 1999, Mr. Kramer held various financial management positions at Pharmacia Corporation, which subsequently merged with the Upjohn Company in 1995 and eventually became part of Pfizer Inc. Mr. Kramer received an M.B.A. from Western Kentucky University and a B.S. in industrial management from Clemson University.

Adam Havey.    Mr. Havey has served as our executive vice president, business operations since April 2017. He previously served as our executive vice president and president, biodefense division from March 2011 to March 2017; president of Emergent Biodefense Operations Lansing LLC from January 2010 to February 2011; vice president of business operations from November 2007 to December 2008; and senior director of manufacturing development from June 2006 to November 2007. Mr. Havey received a B.S. in chemical engineering from Michigan State University.

EXECUTIVE COMPENSATION

Executive Compensation Processes

The compensation committee has implemented an annual review program for our executive officers under which it determines annual salary increases, annual cash bonus amounts and annual equity awards granted to our executive officers. Our chief executive officer and executive vice president of human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than the executive chairman of the board and the chief executive officer, and present these recommendations to the compensation committee for approval. The compensation committee evaluates the overall performance of the chief executive officer and the other executive officers other than the executive chairman based on achievement of corporate goals and objectives, achievement of individual goals, performance of job responsibilities and demonstration of behavioural competencies. The compensation committee then makes individual compensation decisions for the chief executive officer and the executive officers other than the executive chairman based on these evaluations and competitive market data. The compensation committee evaluates the overall performance of the executive chairman based on performance of job responsibilities and makes compensation decisions for the executive chairman based on this evaluation and competitive market data for comparable executive positions.

The Board has delegated to our chief executive officer and our executive chairman the authority to grant stock options and restricted stock units (“RSUs”) to employees under our Fourth Amended and Restated 2006 Stock Incentive Plan (the “Incentive Plan”). However, neither our chief executive officer nor our executive chairman has authority to grant stock options or RSUs: (i) to himself; (ii) to any other director, executive officer, officer or other person whose compensation is determined by the compensation committee; or (iii) to any person whom the Board or the compensation committee may from time to time designate in writing. In addition, neither the chief executive officer nor the executive chairman has authority to grant, in the aggregate, stock options and RSUs with respect to more than 2,000,000 shares of common stock in any fiscal year or to grant to any person, in any one fiscal year, stock options and RSUs with respect to more than 1,000,000 shares of common stock, in each case as counted against the maximum aggregate number of shares of common stock available for issuance under the Incentive Plan.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2016, the compensation committee retained Willis Towers Watson as an independent outside compensation consultant to advise the compensation committee on market compensation practices, the implementation of public company compensation programs and policies and to review recommendations from management on compensation matters. The compensation committee met with the compensation consultant six times in 2016 and twice in early 2017 at the time salary, annual bonus targets and equity award guidelines were being considered for our executive chairman, chief executive officer and other executive officers. Willis Towers Watson performed executive compensation services in support of the compensation committee and also collected competitive market data for specific positions and researched market practices on the compensation plan and design for the company, providing data and advice that the compensation committee considers in making its decisions. The compensation committee considered the factors specified by the SEC regarding the independence of compensation advisors and determined that Willis Towers Watson’s services for the compensation committee and the company during 2016 and 2017 have not raised a conflict of interest and that Willis Towers Watson is an independent compensation advisor to the committee and the company.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation programs, policies and decisions and the most important factors relevant to an analysis of these programs, policies and decisions. It provides qualitative information regarding the manner and context in which compensation is earned by, and awarded to, our named executive officers and is intended to place in perspective the data presented in the compensation tables included in this proxy statement. For 2016, our named executive officers, whose compensation is set forth in the 2016 Summary Compensation Table and other compensation tables contained in this proxy statement, are:

2016 Named Executive Officers

•       Fuad El-Hibri, our Executive Chairman of the Board of Directors

•       Daniel J. Abdun-Nabi, our President and Chief Executive Officer

•       Robert G. Kramer, Sr., our Executive Vice President, Administration, Chief Financial Officer and Treasurer

•       Adam Havey, our Executive Vice President, Business Operations

•       Barry Labinger, our former Executive Vice President, Biosciences Division*

*	Although Mr. Labinger resigned from the company effective January 4, 2016, the payments that he received during 2016 pursuant to his Separation Agreement as described further under “—Elements of 2017 Executive Compensation Decisions — Barry Labinger,” render him a named executive officer of the company for 2016.

The compensation committee oversees our executive compensation programs. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers.

Executive Summary

Our Strategic Accomplishments

In 2016, we achieved the following:

•

Executed a five-year follow-on BioThrax ® (Anthrax Vaccine Adsorbed) procurement contract with the Centers for Disease Control and Prevention valued at up to $911 million for the delivery of approximately 29.4 million doses of BioThrax for placement into the Strategic National Stockpile;

•

Received FDA approval of Building 55, our large-scale manufacturing facility in Lansing, Michigan, two quarters earlier than planned, and began manufacturing BioThrax in Building 55 for delivery to the CDC under the company’s new procurement contract;

•

Received a notice of intent from the Biomedical Advanced Research and Development Authority, a division within the Office of the Assistant Secretary of Preparedness and Response at the U.S. Department of Health and Human Services, to procure approximately $100 million of BioThrax for delivery into the SNS within 24 months of contract award (and subsequently executed the contract in March 2017);

•

Awarded a contract by BARDA for the development and procurement of NuThrax ™ (anthrax vaccine adsorbed with CPG 7909 adjuvant), the company’s next generation anthrax vaccine candidate, valued at up to $1.6 billion;

•	Completed the tax-free spin-off of Aptevo Therapeutics Inc., the company’s Biosciences business, into a separate, publicly traded company;

•	Positioned five products to the next stage of clinical testing:

•	Positioned NuThrax to commence Phase 3 in 2018;

•	Positioned Flu hyperimmune program to commence Phase 2; and

•	Positioned Zika hyperimmune program, Dengue therapeutic candidate UV-4B, and Zika vaccine candidate to commence Phase 1;

•	Implemented a leadership development program company-wide; and

•	Assisted the adoption of a Priority Voucher Program for CBRN medical countermeasures in the 21st Century Cures Act.

Highlights of 2016 Compensation Program and Actions

•

The compensation committee, with input from its compensation consultant Willis Towers Watson, made determinations on the design of the company’s long-term incentive program to add performance-based stock unit awards (“PSUs”) to the aggregate mix of the company’s long-term incentive program for its named executive officers beginning in 2017. PSUs are performance contingent awards, payable in shares of common stock (together with an amount of cash equal to the aggregate amount of all dividends payable on such shares by the company between the grant date and the date of issuance of such shares), where executives may earn zero to maximum payouts depending on the company’s level of achievement of actual performance against pre-established performance measures, with payments in shares being 50% of target at minimum payout, 100% at target payout, and 150% at maximum payout. The long-term performance period of the PSUs (three years) aligns executive’s interests with the long-term interests of stockholders. Although the use of performance-based long-term incentives is a minority practice among our peer companies, PSUs were granted to the company’s named executive officers other than our executive chairman on February 28, 2017, in order to better align the interests of our executives with those of our stockholders.

•

In July 2016, revised the company’s methodology in selecting its peer group to include a broader array of companies to ensure a comprehensive, objective framework for defining the competitive labor market in which the company competes for talent. The company also incorporated an additional proprietary survey source, the Mercer SIRS Life Sciences Survey, in order to provide an additional perspective of the competitive marketplace.

•	Extensively reviewed external executive compensation trends to ensure the company’s executive compensation practices align with market best practices.

Our Approach

Our compensation committee abides by the following philosophy when evaluating executive compensation:

Compensation Philosophy

•       Achieve simplicity and transparency;

•       Maintain fairness and equity;

•       Attract and retain top talent;

•       Reward teamwork;

•       Employ disciplined use of equity; and

•       Support a pay-for-performance culture.

We continue to be committed to ongoing review and re-alignment of our programs to ensure pay-for-performance while targeting our overall compensation within range of the competitive market median.

We also have the following policies in place, which are applicable to the named executive officers, in furtherance of good governance practices:

Governance Policies Applicable to Our Named Executive Officers

•       Anti-hedging policy;

•       Recoupment policy;

•       Policy against use of tax gross-ups; and

•       Policy of requiring double trigger for accelerated equity vesting in the event of a change in control of our company.

Role of Executive Officers in Determining Executive Compensation

The compensation committee approves all compensation decisions relating to our named executive officers, including our executive chairman and our chief executive officer. As part of this process, our chief executive officer, together with our senior vice president of human resources, prepares compensation recommendations for each of our named executive officers, other than the executive chairman of the board and the chief executive officer, and presents these recommendations to the compensation committee for approval. Willis Towers Watson assists in this effort, periodically meeting with management to gain input on objectives with respect to executive compensation and assisting the compensation committee in its deliberations. Compensation recommendations for the executive chairman and chief executive officer are developed and approved by the compensation committee based on data and context provided by the senior vice president of human resources and Willis Towers Watson. No named executive officer is present when the committee makes decisions regarding his compensation.

Executive Compensation Principles

Our executive compensation programs are based on four key principles:

Key Executive Compensation Principles

•       Pay should be linked to performance;

•       Compensation opportunities should be competitive with relevant peer companies;

•       The equity compensation program should align executive interests with those of stockholders; and

•       Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

Pay should be linked to performance.

We believe that a significant portion of each senior executive’s compensation should be variable. The performance of our senior executives has a significant impact on the overall performance of our company. To that end, a significant portion of the compensation opportunity provided to our senior executives is variable and based on performance. We consider both annual cash bonuses and equity awards to be variable compensation.

Compensation opportunities should be competitive with relevant peer companies.

The compensation committee reviews compensation levels and design at peer companies as part of its decision-making process so it can set total compensation levels that it believes are competitive and aligned with the company’s level of performance. The compensation committee generally sets target total direct compensation for our executives to be competitive with peer companies and other market data, also taking into consideration the scope of particular job responsibilities, individual performance of the executive, internal pay equity and other factors. The compensation committee’s executive compensation determinations are based on its review of such factors and is informed by the experiences of the members of the compensation committee, as well as input from and peer group data provided by Willis Towers Watson.

The market data considered by the committee as part of the annual pay-setting process reflects, where applicable, compensation levels and practices for executives holding comparable positions at peer group companies and also includes broader compensation survey data. The compensation committee, with assistance from Willis Towers Watson, periodically reviews the composition of our peer group. As part of such reviews, the committee considers specific criteria and recommendations regarding companies to add or remove from the peer group, as well as data and industry surveys to assist in its compensation decisions, as described below:

•

2016 Benchmarking and 2016 Proxy Peer Group.    For 2016 and consistent with past practice, in making compensation decisions for our named executive officers, other than the executive chairman, the compensation committee in November 2015 reviewed a custom data sample from the Radford Global Life Sciences Survey data comprised of companies that (1) are in the commercial biopharmaceutical, diagnostic and medical device industries and (2) are similar to us in number of employees and median revenue. The compensation committee considered 2015 Radford Global Life Sciences survey data that was aged forward to March 1, 2016 using an annual adjustment factor of 3%. The compensation committee relied on this data to assist in setting salaries, target bonus percentages and long-term incentive award guidelines. We refer to this customized data as the “2016 Radford Survey data.”

Willis Towers Watson utilized the 2016 Radford Survey data, as well as peer group proxy data, to create a median market range within their competitive assessment as an additional point of reference. This median market range was established using 50th percentile data from the 2016 Radford Survey data set and the 2016 proxy peer group. We refer to the 50th percentile data from both the 2016 Radford Survey data set and the 2016 proxy peer group as the “Median Market Range.”

The management team met with the compensation committee to review the previous proxy peer group methodology and the proposed new 2016 proxy peer group methodology. The management team proposed, and the compensation committee determined to select companies to the 2016 proxy peer group that met the following criteria:

✓	Pharmaceutical, biopharmaceutical and biotechnology industries;

✓	Held at least one commercially marketed product;

✓	Research and development expense of between 5% and 25% of revenue;

✓	Employee size of between 750 and 3,000 employees;

✓	Revenues of between $250 million to $1.6 billion;

✓	Positive net income; and

✓	Market capitalization of between $500 million to $3.3 billion.

The 2016 proxy peer group includes the list of companies contained under the heading “Proxy Peer Groups — 2016 Proxy Peer Group,” all of which satisfied at least 70% of the 2016 revised screening criteria, other than certain companies from the 2015 peer group that met at least a majority of the 2016 screening criteria in an effort to minimize peer group fluctuations from year-to-year.

•

2017 Benchmarking and 2017 Proxy Peer Group.    In July 2016, the compensation committee adopted an updated benchmark methodology for making compensation decisions beginning in 2017 for our named executive officers, other than the executive chairman, intended to enhance the compensation committee’s understanding of the competitive marketplace for executive talent. As it has in years past, the compensation committee continues to rely on a custom data sample from the Radford Global Life Sciences Survey comprised of companies that (1) are in the commercial biopharmaceutical, diagnostic and medical device industries and (2) are similar to us in number of employees and median revenue. Such survey both serves as a long-standing historical data point for the company and is highly utilized and respected within the life sciences industry. Thus, in reviewing the executive market compensation analysis in January 2017 for the upcoming year, the compensation committee considered the 2017 Radford Global Life Sciences survey data that was aged forward to March 1, 2017 using an annual adjustment factor of 3.0%. In addition to the Radford Global Life Sciences Survey, the company also incorporated the Mercer SIRS Life Sciences Survey in order to provide an additional perspective of the competitive marketplace, which uses regressed data (as available) to focus specifically on the company’s revenue size (collectively, the 2017 Radford Global Life Sciences Survey benchmarking data and 2017 Mercer SIRS Life Sciences Survey benchmarking data, the “2017 Survey data”). Consistent with the approach followed in 2016, the compensation committee once again also reviewed peer group data from the proxy statements of select pharmaceutical and/or biotech companies.

The management team met with the compensation committee to review the previous proxy peer group methodology and the proposed new 2017 proxy peer group methodology. To be considered for the 2017 proxy peer group, the reference company must meet several of the below screening criteria and be a good fit for comparator purposes:

✓	Revenues of between $250 million and $1.5 billion;

✓	Market capitalization of between $700 million and $4.2 billion;

✓	Positive net income;

✓	Employee size of between 600 and 3,600 employees;

✓	A therapeutic focus; and

✓	Research and development expense of between 5% and 25% of revenue

In addition, given the unique nature of our business, selection of our peer group requires the compensation committee to use its judgment, in addition to the objective criteria contained in our peer group selection methodology.

For 2017, Willis Towers Watson utilized the 2017 Survey data and proxy data, collecting from each survey source each of the 25th, 50th and 75th percentiles for the assessed pay elements as additional points of reference for the compensation committee. The compensation committee relied on the 2017 Survey data to assist in setting base salaries, target bonus percentages, target total cash compensation, long-term incentive award guidelines and target total direct compensation.

Based on an assessment of the prior peer group using the new 2017 methodology discussed above, the compensation committee determined that four peers no longer met our criteria and should be excluded (bolded in the 2016 Proxy Peer Group listed below). Notably, the 2017 Proxy Peer Group excludes Sagent Pharmaceuticals which was acquired and delisted in 2016. Three additional peer companies that met the criteria were also added to the proxy peer group this year (bolded in the 2017 Proxy Peer Group listed below).

Proxy Peer Groups

2016 Proxy Peer Group	2017 Proxy Peer Group
Acorda Therapeutics, Inc.	Acorda Therapeutics, Inc.
Akorn, Inc.	Akorn, Inc.
Albany Molecular Research Inc.	AMAG Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc.	Amphastar Pharmaceuticals, Inc.
Bio-Techne Corporation	Bio-Techne Corporation
Cambrex Corporation	Cambrex Corporation
Cepheid Inc.	Cepheid Inc.
Genomic Health Inc.	Depomed, Inc.
Impax Laboratories Inc.	Genomic Health Inc.
INSYS Therapeutics, Inc.	Impax Laboratories Inc.
Lannett Company, Inc.	INSYS Therapeutics, Inc.
MiMedx Group, Inc.	Lannett Company, Inc.
Sagent Pharmaceuticals, Inc.	MiMedx Group, Inc.
Supernus Pharmaceuticals, Inc.	Myriad Genetics, Inc.
The Medicines Company	Pacira Pharmaceuticals, Inc.
Myriad Genetics Inc.	Repligen Corporation
Repligen Corporation	Supernus Pharmaceuticals, Inc.
United Therapeutics Corporation

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Executive Chairman Compensation Decisions.    In making its compensation decisions for the executive chairman, the compensation committee historically reviewed market data of a broad range of similarly-sized companies from various industries with an executive chairman role. However, that data demonstrated that companies often use very different approaches in determining compensation for the executive chairman position based on company-specific circumstances, which leads to divergent compensation practices across the reference group of companies. Moreover, executive chairman arrangements are often transitional in nature, so maintaining a consistent data set is challenging. Accordingly, in 2015, the compensation committee determined that it would consider internal parity within the executive team and competitive market data summaries for comparable roles when determining appropriate pay recommendations for the executive chairman, in addition to considering factors such as level of involvement, scope of responsibilities, founder status, equity held and tenure, which had been historically considered. We refer to this set of factors as the “executive chairman compensation factors.” For each of 2016 and 2017, the compensation committee followed the same procedure in setting compensation for our executive chairman.

The equity compensation program should align executive interests with those of stockholders.

We believe annual equity awards align the compensation opportunity for our executives with stockholder value creation and encourage participants to focus on long-term company performance.

Beginning in 2017, we are adding a performance-based equity award component to our equity compensation program. Although the overall value of the annual equity grant is not increasing, PSUs will provide a performance-based element to the mix of annual equity grants. PSUs will result in the issuance of a number of shares (and cash equal to the aggregate amount of all dividends payable on such shares by the company between the grant date and the date of issuance of such shares) based on the level of achievement with respect to net income as a percentage of total revenue for the 2019 fiscal year, each as determined in accordance with GAAP. Achievement of the minimum performance objective, target performance objective and maximum performance objective will result in a share (and corresponding cash relating to dividends paid by the company between the grant date and the date of issuance of shares) payout of 50%, 100% and 150% of the target number of shares, respectively. Performance below the 50% threshold will result in no payout. The PSUs approved by the compensation committee will vest based on the achievement of the performance goal for the 2019 fiscal year, as certified by the compensation committee following the December 31, 2019 performance period, and the executive remaining in service for a period of three years from the date of grant (i.e., from February 28, 2017 to February 28, 2020.

We grant a mix of stock options, RSUs and PSUs to our named executive officers, other than the executive chairman, such that 50% of the value of the total long-term incentive award is delivered in the form of stock options, 25% of the value was made in the form of RSUs that vest based on the executive remaining in-service during the three-year vesting period, and 25% of the value was made in the form of PSUs that vest based on a combination of the achievement of net income as a percentage of total revenue for the 2019 fiscal year and the executive remaining in service for a period of three years from the date of grant. For our executive chairman, 50% of the value was made in the form of stock options and 50% of the value was made in the form of RSUs that vest solely based on the passage of time.

Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

No named executive officer received any supplemental benefits or perquisites in 2016. We use supplemental benefits on a very limited case-by-case basis and only to the extent we consider necessary to attract or retain particular executives.

Elements of Executive Compensation

Compensation for our executives generally consists of the following elements:

•	Base salary;

•	Annual cash bonuses;

•	Equity awards;

•	Traditional benefits generally available to all employees; and

•	Severance and change of control benefits.

Base Salary.    We generally provide base salaries to our named executive officers within a competitive range in an amount based in the aggregate around the 50th percentile of the applicable survey and proxy data as described above, with the exception of our executive chairman, whose base salary is determined by the range of factors addressed in more detail above. While we target the market median, we recognize that the percentile for any given executive may vary below or above market median based on a variety of factors, including the executive’s time in the role, scope of responsibilities, individual performance and potential future contributions to our company. In addition, we consider our overall financial performance in making decisions to adjust executive salaries. The compensation committee reviews base salaries at least annually and adjusts such salaries from time to time to realign them with market levels after taking into account individual responsibilities, performance and experience. The factors considered in making a specific adjustment to base salary may relate to a change in the emphasis placed on one or more of the factors that were used to set the initial base salary for a particular named executive officer, or reflect a new factor that arises in the course of our operations.

The compensation committee used the information described above in approving the following annual base salaries paid to our named executive officers for 2016 and 2017.

Name	2016 Base Salary		2017 Base Salary		Increase from 2016
Fuad El-Hibri(1)		$964,579		$993,533		$28,954
Daniel J. Abdun-Nabi(1)		$767,374		$790,400		$23,026
Robert G. Kramer, Sr.(1)		$488,467		$503,131		$14,664
Adam Havey(1)		$427,461		$440,294		$12,833
Barry Labinger(2)	$	N/A	$	N/A	$	N/A

(1)	Base salary reflects a 3% merit increase, which average is consistent with the increases applied for the company’s broad-based employee population.

(2)	Mr. Labinger resigned from the company effective January 4, 2016, and as a result his salary was not adjusted in 2016. The amounts received by Mr. Labinger in connection with his resignation pursuant to the Labinger Separation Agreement and his consulting agreement with the company are described in detail below under “–– Elements of 2017 Executive Compensation Decisions — Barry Labinger.”

Annual Cash Bonuses.    The compensation committee has the authority under our Annual Bonus Plan for Executive Officers to award annual cash bonuses to our executives. Each executive, other than our executive chairman is eligible for an annual bonus, which is intended to motivate and compensate each executive for achieving financial and operational goals and individual performance objectives. The amount of annual bonuses that are payable under this plan are reviewed and approved by the compensation committee. Our Annual Bonus Plan utilizes a formulaic approach. Bonus amounts are determined as follows:

The philosophy of the compensation committee is to set bonus targets at approximately the 50th percentile as measured against the applicable Survey data and proxy peer data. No participant may earn a bonus of more than 150% of the participant’s target bonus percentage. The corporate factor may range from 0 to 1.5, based on our achievement of corporate goals determined by the compensation committee, and the individual factor may range from 0 to 1.5, based on an evaluation of each participant’s performance of day-to-day responsibilities, behavioral competencies, and achievement of individual goals determined by the compensation committee. The compensation committee may also award discretionary bonuses outside of the framework of the bonus plan. No such discretionary bonuses were awarded to our named executive officers for the 2016 fiscal year performance period.

In January 2017, the compensation committee met to determine the corporate factor to be applied to bonuses paid for 2016 performance. As outlined in the table below, the company accomplished at or above target performance against each of the four operational goals, which indicates that the company’s executive team performed very well during 2016. However, the two financial corporate goals tied to revenue and net income were not met due to the exceptional event of the lower than projected BioThrax revenue associated with the company’s prior contract and follow-on contract with the CDC. Accordingly, the compensation committee approved a corporate factor of 0.70. The committee determined that a corporate factor materially below target (i.e., 1.0) was warranted because the achievement of the organization’s operational goals was not reflected in the financial performance for the year. Individual goals for all named executive officers that participated in the annual bonus plan in 2016 were identical to the corporate goals in 2016, so the individual factor was also 0.70. In reviewing our performance against goals set for 2016, the committee considered both financial and non-financial achievement of goals. In its deliberations, the committee considered the factors outlined in the table below and determined that we had achieved 70% of our overall targets.

The compensation committee reviewed our primary 2016 corporate goals and assessed the degree to which we achieved those goals, as follows:

2016 Corporate Goal	Rating	Details of Performance Against Corporate Goal
Achieve revenue of $615 million	Below	• Achieved revenue of approximately $510.2 million, on a combined basis (or 83% of goal)
Achieve net income of $80 million	Below	• Achieved GAAP net income of approximately $51.8 million (65% of goal) • Achieved adjusted net income of approximately $73.1 million (77% of goal)
Manufacture BioThrax in Building 55 to be delivered under new multi-year contract with the CDC	Exceeds

•  Achieved zero findings in Pre-Approval Inspection of Building 55

•  Obtained FDA approval of Building 55 two quarters earlier than planned

•  Completed transition to Building 55 and executed Lansing site reduction plan

•  Manufactured BioThrax in Building 55, of which three lots were delivered to CDC under new contract

Enable two public health threat products to advance to next clinical stage in 2017	Exceeds

•  Five products positioned to advance to next stage of clinical testing:

➢     Positioned to commence Phase 3 in 2018: NuThrax

➢     Positioned to commence Phase 2: Flu hyperimmune program

➢     Positioned to commence Phase 1:

—     Zika hyperimmune program

—     Dengue therapeutic candidate (UV-4B)

—     Zika vaccine

Launch a leadership development program under a company-wide talent development strategy	Met

•  Established talent development architecture and implemented multiple components to align, engage and develop talent

•  Developed and implemented enhanced succession planning framework through SVP level

Complete spin-off of Biosciences business	Met	• Completed the spin-off on August 1, 2016

Equity Awards.    Historically, we have used stock options and RSUs as the forms of long-term incentive compensation for executives and other employees; stock options and RSUs continue to serve as the form of long-term incentive compensation for employees other than the named executive officers. However, in February 2017, the compensation committee adopted a new performance-based equity award component as a part of its long-term incentive compensation for the company’s named executive officers other than the executive chairman, such that stock options, time-based RSUs and PSUs now serve as the forms of long-term incentive compensation for such named executive officers. Although the overall value of the annual equity grant is not increasing, PSUs will provide a performance-based element to the mix of annual equity grants. All stock options, time-based RSUs and PSUs to named executive officers are approved by the compensation committee.

Equity awards to named executive officers in 2016 were determined using the 2016 Radford Survey data. The survey data sets forth a dollar value for the amount of equity grants that we may make to named executive officers. Target equity award values are intended to align with the market 50th percentile, but actual grants may be positioned above or below based on individual performance, which is based on an evaluation of each participant’s performance of day-to-day responsibilities, behavioral competencies, and achievement of individual goals determined by the compensation committee. The committee approved equity grant guidelines that set forth a dollar value for the amount of annual equity grants that we may make to executives and other employees and include a recommended minimum, midpoint and maximum target value of equity to be awarded at each participant level.

The following calculations formed the basis for the number of stock options and RSUs granted to our named executive officers in 2016:

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The number of options is equal to 50% of the total desired long-term incentive value divided by 50% of the closing price of our common stock on the NYSE one day prior to the date of grant, which we believe approximates the Black-Scholes valuation of a stock option.

•	The number of RSUs is equal to 50% of the desired long-term incentive value divided by the closing price of our common stock on the NYSE one day prior to the date of grant.

We generally make an annual equity grant to all executives and eligible employees on the third full trading day following the release of our financial results for the prior fiscal year. We generally make an equity grant on the third full trading day following the release of our financial results for the most recently completed fiscal quarter to executives and eligible employees who have been hired or promoted since the occurrence of the last equity grant. If circumstances warrant, we also may make equity grants at various other points throughout the year. The compensation committee makes all awards to named executive officers, while our chief executive officer, chief financial officer, and executive chairman have been authorized to make awards to eligible employees other than executive officers.

The exercise price of all stock options we grant is equal to the fair market value of our common stock on the date of grant, which we consider to be the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant. Stock options and RSUs vest in three equal annual installments beginning one year from the date of grant and stock options have a seven-year term. The vesting feature of our stock option and RSUs awards is intended to aid in executive retention by providing an incentive to our executives to remain in our employ during the vesting period.

The compensation committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee may consider the value of previously granted equity awards in making future grants, but a significant amount of value represented by previous awards or a significant level of stock ownership will not necessarily cause the committee to forego making, or reduce the amount of, any future award.

With stock options, executives are rewarded if our stock price increases above the exercise price of the stock option. We believe that stock option awards are an effective method of motivating executives to manage our company in a manner that is consistent with the long-term interests of our stockholders. We believe that RSUs are another effective tool for motivating, retaining and incentivizing executives, particularly when used in combination with stock option awards. The stock ownership opportunities afforded by RSUs align motivation of executives with the goals of stockholders even in situations where declines in our stock price diminish the retentive or incentivizing effects of stock options. In addition, we believe that stock options and RSUs are simple for participants to understand and have engaged in training to ensure that these forms of equity-based compensation are familiar to our executives. As outlined earlier, the compensation committee introduced PSUs to the overall LTI mix for named executive officers other than the executive chairman in order to further align their interests with the long-term interests of our stockholders. The compensation committee has reviewed and will continue to monitor market trends with respect to equity incentives and may periodically evaluate the appropriateness of other forms of equity-based compensation.

Benefits.    We maintain broad-based benefits that are generally available to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution for each 401(k) plan participant of 50% of the participant’s elective deferrals for the year up to 6% of the participant’s eligible compensation, subject to IRS limitations. The matching contribution is fully and immediately vested.

Executive Severance Arrangements.    Compensation for our named executive officers includes severance and change of control arrangements, which are reflected in our Second Amended and Restated Senior Management Severance Plan, or the Senior Management Severance Plan effective July 16, 2015 (the “Senior Management Severance Plan”). Our Senior Management Severance Plan provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change of control. The compensation committee periodically reviews benchmarking data to evaluate whether the benefits to be received by each executive continue to be competitive compared to our updated proxy peer group. The Senior Management Severance Plan is designed based on our understanding of market practice at comparable companies for similarly situated executives and in a manner that we believe is likely to attract and help retain high quality executive talent. The Senior Management Severance Plan is described in greater detail under “— Executive Compensation — Payments Upon Termination or Change of Control.”

In making its decision to adopt the Senior Management Severance Plan, the compensation committee considered the views of Willis Towers Watson that the program was generally consistent with market practice, as well as information on the potential costs associated with the program. The triggers for benefits are based on the compensation committee’s view of market practice and the compensation committee’s view that some level of income continuation should be provided in the event a named executive officer’s employment is terminated without cause or by the executive with good reason as those terms are defined in the Senior Management Severance Plan. In addition, the compensation committee believes that, based on its view of market practice, the vesting of outstanding equity awards should accelerate if the executive is terminated without cause or leaves for good reason following a change of control. The plan provides for “double-trigger” rather than “single-trigger” acceleration upon a change of control. The plan does not provide any payments or benefits in the case of termination by an executive without good reason or in the case of termination for cause under our Senior Management Severance Plan.

On November 24, 2015, the company entered into an Executive Retention and Separation Agreement with Barry Labinger (who resigned effective January 4, 2016), which we refer to as the “Labinger Separation Agreement.” A discussion of the Labinger Separation Agreement is contained under the heading “Elements of 2017 Executive Compensation Decisions — Barry Labinger.”

2016 Compensation Mix

The following pie charts set forth information regarding the actual mix of compensation for 2016 for our executive chairman, chief executive officer and our other named executive officers (except for Mr. Labinger, who resigned effective January 4, 2016 and was paid pursuant to the terms of his Separation Agreement, as described in detail below under “— Elements of 2017 Executive Compensation Decision — Barry Labinger.”)

Executive Chairman	Chief Executive Officer	Average of Other Named Executive Officers

(1)	Based on cash bonuses actually paid for 2016 performance.

(2)	The target value delivered by long-term equity-based awards is calculated based on a modified Black-Scholes model as described further in the “Equity Awards” discussion.

Elements of 2017 Executive Compensation Decisions

The following sections set forth a detailed discussion of specific compensation committee decisions made in the first quarter of 2017 regarding the award of bonuses to our named executive officers for fiscal year 2016 performance, the award of equity grants in February 2017 and the establishment of base salaries and target bonuses for fiscal 2017.

Fuad El-Hibri.    Mr. El-Hibri serves as our executive chairman. In this role, Mr. El-Hibri is not eligible for an annual cash bonus. In February 2017, the compensation committee evaluated Mr. El-Hibri’s 2016 performance and referenced the 2017 executive chairman compensation primary factors for the purpose of determining his 2017 base salary and 2017 equity award, consisting of the following:

•	Board leadership and direction, including the annual board strategy retreat, operations of the board and its committees and the recruitment of a new director;

•	Maintenance of critical external relationships, including with Congressional and business leaders;

•	Merger and acquisitions transaction guidance, including involvement in negotiations, due diligence planning, valuation analysis, structuring, deal completion and integration;

•	Strategic and financial planning guidance, including modifications to the business foundation and strategic objectives, and participation in the development of five-year plans; and

•	Support for the executive team, including mentoring and advising the CEO team on strategic, business development, management, culture and succession planning matters.

Because many Executive Chairman arrangements are transitional in nature and maintaining a consistent data set can be difficult, in 2016, the Compensation Committee decided it would focus on internal parity within the executive team when determining appropriate pay recommendations for Mr. El-Hibri. However, a summary of competitive market data for comparable roles was provided for the Compensation Committee’s reference as well.

Based on its evaluation of Mr. El-Hibri’s 2016 performance and reference to the executive chairman compensation factors, the compensation committee increased Mr. El-Hibri’s base salary from $964,579 to $993,533, a 3% increase, and approved an equity award of $1.8 million to Mr. El-Hibri, which was granted on February 28, 2017.

Daniel J. Abdun-Nabi.    Mr. Abdun-Nabi serves as our president and chief executive officer. In March 2016, the compensation committee used the 2016 Radford Survey data in approving a target annual cash bonus percentage for Mr. Abdun-Nabi of 85% of base salary. In February 2017, the compensation committee evaluated Mr. Abdun-Nabi’s performance in his role as president and chief executive officer taking into account, among other factors, the following:

•	Progress towards achievement of 2016 corporate goals;

•	Achieved FDA approval of Building 55 two quarters earlier than planned;

•	Secured CDC follow-on BioThrax procurement contract valued at up to $911 million (below target);

•	Received BARDA notice of intent to procure $100 million of BioThrax within 24 months of contract award;

•	Secured NuThrax development and procurement contract with BARDA valued at up to $1.6 billion;

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Advanced five products to the next clinical stage: NuThrax to commence Phase 3 in 2018, Flu hyperimmune program to commence Phase 2, and Zika hyperimmune program, Dengue therapeutic candidate and Zika vaccine candidate to commence Phase 1;

•	Implemented leadership development program company-wide;

•	Assisted adoption of a Priority Voucher Program for CBRN medical countermeasures in the 21st Century Cures Act; and

•	Financial performance below budget and guidance.

Based on its evaluation of corporate performance, as indicated by the corporate factor, the compensation committee determined to award Mr. Abdun-Nabi a cash bonus of $456,588 for his contributions to our performance in 2016, which was 70% of his 2016 annual incentive target opportunity.

Based on the performance evaluation and the market data from the 2017 Survey data and proxy peer data, in February 2017, the compensation committee increased Mr. Abdun-Nabi’s base salary from $767,374 to $790,400, which reflects a 3% merit increase, determined to maintain his target annual cash bonus percentage to 85% of base salary and approved an equity award of $2.4 million to Mr. Abdun-Nabi, which was granted on February 28, 2017. The slight increase in base salary coupled with the consistent target annual cash bonus percentage to base salary and equity award, result in Mr. Abdun-Nabi’s total direct compensation remaining within the Market Median Range at the 53rd percentile of the 2017 Survey data and align with our stated compensation philosophy. The following table represents Mr. Abdun-Nabi’s total direct compensation for 2016 and 2017 as compared to the 2017 Survey data and the Market Median Range. Specific percentiles have been approximated on a straight-line basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

Robert G. Kramer, Sr.    Mr. Kramer serves as our executive vice president, administration, chief financial officer and treasurer. In March 2016, the compensation committee used the 2016 Radford Survey data in approving a target annual cash bonus percentage for Mr. Kramer of 60% of base salary. In February 2017, the compensation committee evaluated Mr. Kramer’s performance, taking into account, among other factors, the following:

•	Progress towards achievement of 2016 corporate goals;

•	Achieved FDA approval of Building 55 two quarters earlier than planned;

•	Secured CDC follow-on BioThrax procurement contract valued at up to $911 million (below target);

•	Received BARDA notice of intent to procure $100 million of BioThrax within 24 months of contract award;

•	Secured NuThrax development and procurement contract with BARDA valued at up to $1.6 billion;

•

Advanced five products to the next clinical stage: NuThrax to commence Phase 3 in 2018, Flu hyperimmune program to commence Phase 2, and Zika hyperimmune program, Dengue therapeutic candidate and Zika vaccine candidate to commence Phase 1;

•	Implemented leadership development program company-wide;

•	Assisted adoption of a Priority Voucher Program for CBRN medical countermeasures in the 21st Century Cures Act;

•	Enhanced IT and quality systems; and

•	Financial performance below budget and guidance.

Based on its evaluation of corporate performance as indicated by the corporate factor, the compensation committee determined to award Mr. Kramer a cash bonus of $205,156 for his contributions to our performance in 2016 which was 70% of his 2016 annual incentive target opportunity.

Based on the performance evaluation and the market data from the 2017 Survey data and proxy peer data, in February 2017, the compensation committee increased Mr. Kramer’s base salary from $488,467 to $503,131, which reflects a 3% merit increase, determined to maintain his target annual cash bonus percentage to 60% of base salary and approved an equity award of $1,000,000 to Mr. Kramer, which was granted on February 28, 2017. The slight increase in base salary coupled with the consistent target annual cash bonus percentage to base salary and equity award, result in Mr. Kramer’s total direct compensation at the 67th percentile of the 2017 Survey data and align with our stated compensation philosophy. The following table represents Mr. Kramer’s total direct compensation for 2016 and 2017 as compared to the 2017 Survey data and the Market Median Range. Specific percentiles have been approximated on a straight-line basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

Adam Havey. Mr. Havey serves as our executive vice president, business operations. In March 2016, the compensation committee used the 2016 Radford Survey data in approving a target annual cash bonus percentage for Mr. Havey of 50% of base salary. In February 2017, the compensation committee evaluated Mr. Havey’s performance, taking into account, among other factors, the following:

•	Progress towards achievement of 2016 corporate goals;

•	Achieved FDA approval of Building 55 two quarters earlier than planned;

•	Secured CDC follow-on BioThrax procurement contract valued at up to $911 million (below target);

•	Received BARDA notice of intent to procure $100 million of BioThrax within 24 months of contract award;

•	Secured NuThrax development and procurement contract with BARDA valued at up to $1.6 billion;

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Advanced five products to the next clinical stage: NuThrax to commence Phase 3 in 2018, Flu hyperimmune program to commence Phase 2, and Zika hyperimmune program, Dengue therapeutic candidate and Zika vaccine candidate to commence Phase 1;

•	Implemented leadership development program company-wide;

•	Assisted adoption of a Priority Voucher Program for CBRN medical countermeasures in the 21st Century Cures Act;

•	Delays in delivery of certain portfolio products; and

•	Financial performance below budget and guidance.

Based on its evaluation of corporate performance as indicated by the corporate factor, the compensation committee determined to award Mr. Havey a cash bonus of $149,611 for his contributions to our performance in 2016, which was 70% of his 2016 annual incentive target opportunity.

Based on the performance evaluation and the market data from the 2017 Survey data and proxy peer data, in February 2017, the compensation committee increased Mr. Havey’s 2016 base salary from $427,461 to $440,294, which reflects a 3% merit increase. The committee determined to maintain Mr. Havey’s target annual cash bonus percentage of 50% of base salary and approved an equity award of $525,000, which was granted on February 28, 2017. The slight increase in base salary coupled with the consistent target annual cash bonus percentage to base salary and equity award, result in Mr. Havey’s total direct compensation at the 62nd percentile of the 2017 Survey data and align with our stated compensation philosophy. The following table represents Mr. Havey’s total direct compensation for 2016 and 2017 as compared to the 2017 Survey data and the Market Median Range. Specific percentiles have been approximated on a straight-line basis between the 25th and 50th and 50th and 75th percentiles for illustrative purposes only.

Barry Labinger.    Mr. Labinger served as our executive vice president and president, biosciences division until his resignation, which became effective on January 4, 2016. In connection with the planned spin-off of its biosciences business into a separate, stand-alone public company, named Aptevo Therapeutics Inc., the company entered into the Labinger Separation Agreement with Mr. Labinger on November 24, 2015.

The Labinger Separation Agreement contemplated that Mr. Labinger would remain employed with the company through the earlier of June 30, 2016 and the distribution date for the spin-off, or such earlier date as Mr. Labinger would elect, which we refer to as the “Separation Date,” and that, during such period, Mr. Labinger would continue to serve as the executive vice president of the company and president of the company’s biosciences division and would continue to receive his 2015 base salary, less all applicable taxes and withholdings, as well as customary benefits.

Subject to Mr. Labinger’s compliance with the terms and conditions of the Labinger Separation Agreement, following Mr. Labinger’s termination of employment with the company, the company would pay to Mr. Labinger up to $838,461, less applicable taxes and withholdings, of which (a) 25% would become vested, and payable over 3.75 months, if the termination of employment were to occur on or after November 1, 2015 and prior to December 1, 2015, (b) 50% would become vested, and payable over 7.5 months, if the termination of employment were to occur on or after December 1, 2015 and prior to January 1, 2016, (c) 75% would become vested, and payable over 11.25 months, if the termination of employment were to occur on or after January 1, 2016 and prior to February 1, 2016, or (d) 100% would become vested, and payable over 15 months, if the termination of employment were to occur on or after February 1, 2016.

In addition, the Labinger Separation Agreement provided that following the Separation Date, the company would pay to Mr. Labinger any earned but unpaid bonus for any completed year and a pro rata target annual bonus. Because Mr. Labinger resigned after the end of the 2015 fiscal year, he was entitled to his target bonus of $212,410, which he received in February 2016, adjusted for the 0.95 corporate factor based on corporate performance in 2015.

Because Mr. Labinger’s employment terminated after January 1, 2016 and before February 1, 2016, he was entitled to receive a total of $628,846 of the severance benefit (75%) under the Labinger Separation Agreement payable over a period of 11.25 months, $335,384 of which was paid in August 2016 (in compliance with the Labinger Separation Agreement’s 6-month delay provision) and $55,897 was payable monthly thereafter until the remainder of the $628,846 severance benefit was paid in full.

The Labinger Separation Agreement also confirmed the parties’ intent that Mr. Labinger would enter into a consulting agreement in connection with the separation with his employment. In connection with the resignation, the company and Mr. Labinger entered into a consulting agreement on January 4, 2016, pursuant to which Mr. Labinger provided consulting services consisting of strategy, advice and guidance in connection with the company’s spin-off. Upon the effectiveness of the spin-off, the consulting agreement was automatically assigned to Aptevo. Pursuant to the terms of the consulting agreement, Mr. Labinger received a consulting fee of $3,000 per month from the company through March 31, 2016 and $1,500 per month through August 1, 2016, the date of the spin-off of Aptevo.

Consideration of Say-on-Pay Vote Results

Our board of directors and compensation committee recognize the importance of receiving regular input from our stockholders on important issues such as our executive compensation. Accordingly, for the past six years, our company has provided stockholders with the opportunity to vote on the executive compensation of our named executive officers on an annual basis.

At our 2016 annual meeting, we held a non-binding stockholder advisory vote on executive compensation, or “say-on-pay.” Our stockholders approved our 2015 executive compensation, with more than 90% of voting stockholders casting their vote in favor of the say-on-pay resolution. Because most of the significant 2016 compensation decisions had already been made at the time of the vote, the committee primarily considered the results of the 2016 say-on-pay vote relating to 2015 executive compensation along with other factors when making executive compensation decisions for 2017. In making executive compensation decisions for 2017, the committee’s main considerations included our stockholders’ support for our executive compensation program and the committee’s satisfaction with the 2016 pay mix and levels. In spite of the overwhelmingly positive outcome of the 2016 say-on-pay vote, the committee introduced performance-based equity into the LTI vehicle mix for named executive officers in 2017 in order to further align the interests of our executives with the long-term interests of our stockholders. The committee intends to continue to consider our stockholders’ views when making executive compensation decisions in the future.

Other Executive Compensation Practices

Stock Ownership Requirements and Hedging Policies.    Because we believe it is important for executives to have an equity stake in our company to help align their interests with those of our stockholders, in January 2012 we adopted a formal stock ownership requirement for our directors and employee executive officers. Directors and employee executive officers must directly or indirectly hold stock or RSUs in our company with a value equal to the amounts set forth in the table below.

Position	Requirement
Non-employee Directors	Three times the base annual retainer
Chief Executive Officer	Three times base salary
Other Executive Officers	One time base salary

Our directors, chief executive officer and employee executive officers have five years to satisfy the ownership requirements, which are measured from January 2012 for all existing directors and executive officers at the time the requirement was adopted or from the date of appointment for newly hired directors or executive officers. Until these ownership requirements are satisfied, our directors, chief executive officer and employee executive officers must retain 50% of after-tax shares after vesting of RSUs or exercise of stock options. This requirement became effective beginning in 2014. Our insider trading policy prohibits our directors and executive officers from entering into derivative transactions such as puts, calls, or short sales of our common stock, among many other actions. We provide training and distribute periodic reminders to our directors and executive officers regarding this policy.

Compensation Recovery Policy. In 2011, we adopted a compensation recovery policy pursuant to which certain incentive based compensation can be recouped from a current or former executive if the board of directors determines that:

•	Such compensation has been awarded or received by such executive based on financial results that were achieved or operating metrics that were satisfied, as a result of fraudulent or illegal conduct;

•	Certain restatements of our financial results are required due to material noncompliance with financial reporting requirements by such executive; or

•	Such executive engaged in intentional misconduct that contributed in any material respect to improper accounting or incorrect financial data resulting in a restatement of our financial results.

Tax and Accounting Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) of the Internal Revenue Code and we may structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interest of our stockholders.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change-in-control, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (which is generally such executive’s average compensation from us over the five years prior to the change-of-control). The portion of the payments and benefits in excess of one times base amount are treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to undergo a change-of-control, certain amounts received by our executives (for example, certain severance payments and amounts attributable to the accelerated vesting of stock options, RSUs and PSUs) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed below under “Payments Upon Termination or Change of Control” we do not provide executive officers with tax gross up payments in the event that Sections 280G and 4999 apply to their compensatory payments.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, or the Exchange Act, except to the extent that Emergent BioSolutions Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the

Board of Directors of Emergent BioSolutions Inc.

Dr. Sue Bailey

Dr. Jerome M. Hauer

General George A. Joulwan

Louis W. Sullivan, M.D., Chairperson

Compensation Committee Interlocks and Insider Participation

During 2016, Dr. Bailey, Dr. Hauer, General Joulwan, Dr. Niederhuber, Dr. Sullivan and Mr. White, served as members of our compensation committee at various times during the near. Dr. Niederhuber and Mr. White resigned from the compensation committee and the Board, effective May 18, 2016, in connection with the company’s spin-off of its biosciences business. No member of the compensation committee was at any time during 2016, or formerly, an officer or employee of the company or any of our direct or indirect subsidiaries, and no member of the compensation committee had any relationship with us during 2016 requiring disclosure under Item 404 of Regulation S-K.

During 2016, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who served as a member of our board of directors or compensation committee during 2016.

SUMMARY COMPENSATION TABLE

The following table sets forth information for the fiscal years ended December 31, 2016, 2015 and 2014 regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers in the fiscal year ended December 31, 2016. We refer to these individuals throughout this proxy statement as our “named executive officers.”

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Fuad El-Hibri	2016	$963,606	$899,979	$557,393	$—	$7,950	$2,428,928
Executive Chairman of the Board of Directors	2015	$969,972	$1,050,351	$698,633	$—	$7,950	$2,726,906
	2014	$881,493	$1,579,782	$1,122,298	$—	$7,800	$3,591,373

Daniel J. Abdun-Nabi	2016	$776,629	$1,199,984	$743,183	$456,588	$8,683	$3,185,067
President and Chief Executive Officer	2015	$790,092	$1,368,452	$910,221	$566,211	$7,950	$3,642,926
	2014	$690,554	$1,730,232	$1,229,190	$489,610	$7,800	$4,147,386

Robert G. Kramer, Sr.	2016	$501,655	$500,007	$259,555	$205,156	$8,683	$1,475,056
Executive Vice President, Administration, Chief Financial Officer and Treasurer	2015	$525,873	$478,906	$273,986	$225,264	$7,950	$1,511,979
	2014	$454,311	$731,211	$519,466	$205,199	$7,800	$1,917,987

Adam Havey	2016	$431,019	$262,487	$136,269	$149,611	$8,683	$988,069
Executive Vice President, Business Operations	2015	$443,694	$270,077	$154,515	$197,126	$7,950	$1,073,362
	2014	$385,418	$394,945	$280,567	$173,254	$7,800	$1,241,984

Barry Labinger(6)	2016	$17,199	$—	$—	$—	$573,974	$591,173
Executive Vice President, Biosciences Division	2015	$463,216	$312,098	$178,555	$212,410	$—	$1,166,279
	2014	$429,653	$394,945	$280,567	$193,490	$—	$1,298,655

(1)	Includes amounts deferred at the direction of the executive officer to our 401(k) plan and amounts paid to such executive officer for accrued and unused paid time off. Reflects 26 pay periods in 2016 and 2014 and 27 pay periods in 2015.

(2)	The amounts in the “Stock Awards” column reflect grant date fair value of restricted stock unit awards granted to the named executive officers in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)	The amounts in the “Option Awards” column reflect grant date fair value of stock option awards granted to the named executive officers in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by the named executive officers under the company’s Annual Bonus Plan for Executive Officers. Please see the Annual Cash Bonus discussion in the “Compensation Discussion and Analysis” section of the proxy statement beginning on page 39. In prior years, these amounts were disclosed under the heading “Bonus” but have always represented non-equity incentive plan compensation under the Annual Bonus Plan for Executive Officers.

(5)

The company makes matching contributions to named executive officers who participate in the company’s 401(k) plan on the same terms and using the same formulas as all other participating employees. Also includes $733 for each of Mr. Abdun-Nabi, Mr. Kramer and Mr. Havey for life insurance premiums relating to a maximum $300,000 life insurance policy provided by the company to all employees. Also includes for

Mr. Labinger $558,974 in payments under the Labinger Separation Agreement and $15,000 in payments under his consulting agreement.

(6)	Mr. Labinger resigned, effective January 4, 2016, and is no longer an executive officer of the company.

Employment Agreements/Separation Arrangements

None of our named executive officers has an employment agreement with us, except for Mr. Labinger who is a party to the Labinger Separation Agreement, which is described in the “Compensation Discussion and Analysis” section of the proxy statement beginning on page 47.

Each of our named executive officers is eligible for severance benefits pursuant to the Senior Management Severance Plan, as summarized under “— Payments Upon Termination or Change of Control.”

On an annual basis, the compensation committee determines salary increases, cash bonus amounts and equity awards for our named executive officers. In addition, the compensation committee determines target annual cash bonuses as a percentage of each named executive officer’s annual base salary. We do not have any formal or informal policy for the amount of executive salary and bonus in proportion to total compensation.

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding each grant of an award made to each named executive officer during the fiscal year ended December 31, 2016, under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Grant Date	Number of Shares of Stock or Units(1)	Number of Securities Underlying Options(2)	Exercise Price of Option Awards ($/sh)(3)		Closing Price of Option Awards on date of Grant ($/sh)(4)		Grant Date Fair Value of Stock and Option Awards(5)
Fuad El-Hibri	3/1/2016	26,603	—		$—		$—		$899,979
	3/1/2016	—	53,192		$33.83		$35.12		$557,393
Daniel J. Abdun-Nabi	3/1/2016	35,471	—		$—		$—		$1,199,984
	3/1/2016	—	70,922		$33.83		$35.12		$743,183
Robert G. Kramer, Sr.	3/1/2016	14,780	—		$—		$—		$500,007
	3/1/2016	—	29,550		$33.83		$35.12		$259,555
Adam Havey	3/1/2016	7,759	—		$—		$—		$262,487
	3/1/2016	—	15,514		$33.83		$35.12		$136,269
Barry Labinger	3/1/2016	N/A	—		$—		$—	$	N/A
	3/1/2016	—	N/A	$	N/A	$	N/A	$	N/A

(1)	Represents shares of common stock underlying a restricted stock unit award. The number of shares of common stock underlying the restricted stock unit awards was adjusted in connection with the spin-off of Aptevo Therapeutics, Inc. in August 2016. The adjusted amounts are reflected in the 2016 Outstanding Equity Awards at Fiscal Year-End table on page 54.

(2)	Represents shares of common stock issuable upon exercise of stock options. The number of shares of common stock issuable upon the exercise of stock options was adjusted in connection with the spin-off of Aptevo Therapeutics, Inc. in August 2016. The adjusted amounts are reflected in the 2016 Outstanding Equity Awards at Fiscal Year-End table on page 54.

(3)	Represents the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant. The exercise price for the options was adjusted in connection with the spin-off of Aptevo Therapeutics, Inc. in August 2016. The adjusted exercise price is reflected in the 2016 Outstanding Equity Awards at Fiscal Year-End table on page 54.

(4)	Represents the closing sales price of our common stock on the NYSE on the date of grant.

(5)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

In 2016, all equity awards granted to our named executive officers were granted under our Third Amended and Restated 2006 Stock Incentive Plan, as amended, and vest in three equal instalments on the day prior to the first, second and third annual anniversaries of the grant date and have a term of seven years. All stock options have an exercise price equal to the closing sale price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. Under the terms of the agreements governing the restricted stock unit awards granted to our named executive officers in 2016, each named executive officer is entitled to receive, at the time of the issuance of any shares upon vesting of the applicable restricted stock unit award, an amount of cash equal to the aggregate amount of all dividends paid by us between the date of grant and the issuance of such shares, if any.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised stock options and unvested restricted stock unit awards outstanding as of December 31, 2016, for each of the named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying
Name	Exercisable*	Unexercisable*		Option Award Exercise Price*	Option Award Expiration Date	Unvested Stock Awards*		Market Value Unvested Stock Awards
Fuad El-Hibri	87,983	—		$22.03	3/14/2018	—		$—
	35,173	—		$14.44	3/12/2019	—		$—
	45,832	—		$13.38	3/11/2020	—		$—
	82,212	41,106	(1)	$25.62	3/10/2021	—		$—
	26,464	52,927	(2)	$26.45	3/9/2022	—		$—
	—	58,318	(3)	$30.86	2/28/2023	—		$—
	—	—		$—	—	20,554	(4)	$674,993	(7)
`	—	—		$—	—	26,473	(5)	$869,373	(7)
	—	—		$—	—	29,167	(6)	$957,844	(7)
Daniel J. Abdun-Nabi	41,668	—		$14.51	3/8/2017	—		$—
	41,508	—		$22.03	3/14/2018	—		$—
	61,906	—		$14.44	3/12/2019	—		$—
	89,539	—		$13.38	3/11/2020	—		$—
	90,042	45,021	(1)	$25.62	3/10/2021	—		$—
	34,479	68,956	(2)	$26.45	3/9/2022	—		$—
	—	77,756	(3)	$30.86	2/28/2023	—		$—
	—	—		$—	—	22,511	(4)	$739,261	(7)
	—	—		$—	—	34,490	(5)	$1,132,652	(7)
	—	—		$—	—	38,890	(6)	$1,277,148	(7)
Robert G. Kramer, Sr.	—	19,026	(1)	$25.62	3/10/2021	—		$—
	—	24,132	(2)	$26.45	3/9/2022	—		$—
	—	32,397	(3)	$30.86	2/28/2023	—		$—
	—	—		$—	—	9,514	(4)	$312,440	(7)
	—	—		$—	—	12,070	(5)	$396,379	(7)
	—	—		$—	—	16,205	(6)	$532,172	(7)
Adam Havey	22,343	—		$22.03	3/14/2018	—		$—
	20,552	10,276	(1)	$25.62	3/10/2021	—		$—
	6,805	13,609	(2)	$26.45	3/9/2022	—		$—
	—	17,009	(3)	$30.86	2/28/2023	—		$—
	—	—		$—	—	5,139	(4)	$168,765	(7)
	—	—		$—	—	6,807	(5)	$223,542	(7)
	—	—		$—	—	8,507	(6)	$279,370	(7)

*	The amounts shown above for Option Awards Exercisable, Option Awards Unexercisable, Option Award Exercise Price and Unvested Stock Awards reflect the adjustments required under the terms of the grants in connection with the spin-off of Aptevo Therapeutics Inc.

(1)	The unexercisable portion of this stock option award vested on March 9, 2017.

(2)	Approximately one half of this stock option award vested on March 8, 2017, and the remaining unvested portion of this stock option award will vest on March 8, 2018.

(3)	Approximately one third of this stock option award vested on February 28, 2017, and approximately one third of this stock option award will vest on each of February 28, 2018, and 2019.

(4)	This restricted stock unit award vested on March 10, 2017.

(5)	Approximately one half of this restricted stock unit award vested on March 9, 2017, and the remaining unvested portion of this restricted stock unit award will vest on March 9, 2018.

(6)	Approximately one third of this restricted stock unit award vested on February 28, 2017, and approximately one third of this restricted stock unit award will vest on each of February 28, 2018, and 2019.

(7)	Represents the closing price of our common stock on December 31, 2016 multiplied by the number of shares underlying the unvested portion of the restricted stock unit award as of December 31, 2016.

2016 OPTION EXERCISES AND STOCK AWARDS VESTED

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock unit awards during the fiscal year ended December 31, 2016, for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vest	Value Realized on Vest(2)
Fuad El-Hibri	84,594	$2,259,141	37,786	$1,293,436
Daniel J. Abdun-Nabi	—	$—	49,873	$1,706,176
Robert G. Kramer, Sr.	76,655	$1,129,656	15,495	$530,831
Adam Havey	11,427	$1,154,514	11,771	$402,425

(1)	The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the applicable stock option.

(2)	The amounts in the “Value Realized on Vest” column are calculated based on the closing market price per share of our common stock on the date of vest.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Senior Management Severance Plan

Our compensation committee adopted the Senior Management Severance Plan for the benefit of employees with the title of executive chair, chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the Senior Management Severance Plan by our Board or, with the authorization of our Board, by our chief executive officer. Our chief executive officer is authorized to designate the greater of 7% of the total number of our employees or 35 employees to be participants in the Senior Management Severance Plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the Senior Management Severance Plan and shall have no less favorable rights under the Senior Management Severance Plan than any other participant. Each of the named executive officers, other than Mr. Labinger, is currently a participant in the Senior Management Severance Plan.

The Senior Management Severance Plan continues in effect through December 31, 2020. Commencing on December 31, 2020, and on December 31 of each year thereafter, the Senior Management Severance Plan will be automatically extended for additional one-year periods unless we provide 90 days’ prior written notice to the participating employees that the term will not be extended.

Mr. Labinger did not receive any payments under the Senior Management Severance Plan in connection with his resignation. Rather he received payments pursuant to the Labinger Separation Agreement. The amounts paid to Mr. Labinger pursuant to the Labinger Separation Agreement are more fully described beginning on page 59.

For-cause terminations.    If we terminate a participant’s employment with cause, as defined in the Senior Management Severance Plan, then the participant will not be entitled to receive any compensation, benefits or rights under the Senior Management Severance Plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.

Without-cause terminations.    If we terminate a participant’s employment without cause, as defined in the Senior Management Severance Plan, the participant will be entitled to:

•	Any unpaid base salary and accrued paid time-off through the date of termination;

•	A pro-rata portion of the participant’s target annual bonus in respect of the year of termination;

•	Any bonus earned but unpaid as of the date of termination for any previously completed year;

•	Reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;

•	An amount equal to a specified percentage of the participant’s annual base salary and target bonus, as indicated in the table below;

•	Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and

•

Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.

The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our named executive officers is entitled if we terminate the executive officer’s employment without cause.

Benefits for a Termination Without Cause

Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Fuad El-Hibri	200%	none
Daniel J. Abdun-Nabi	150%	18 months
Robert G. Kramer, Sr.	125%	15 months
Adam Havey	125%	15 months
Barry Labinger(1)	125%	15 months

(1)	Mr. Labinger resigned, effective January 4, 2016, and is no longer an executive officer of the company. Mr. Labinger did not receive any payments under the Senior Management Severance Plan in connection with his resignation.

The following table sets forth the amount of potential payments and value of benefits that each named executive officer would have received if we had terminated the executive officer’s employment without cause on December 31, 2016.

	Termination without Cause
Name	Cash Payments(1)	Value of Benefits(2)
Fuad El-Hibri	$1,929,158	$0
Daniel J. Abdun-Nabi	$2,071,911	$45,728
Robert G. Kramer, Sr.	$915,876	$38,107
Adam Havey	$801,489	$38,107
Barry Labinger(3)	$915,876	$38,107

(1)	The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the named executive officer’s annual base salary and target bonus in effect on December 31, 2016, plus 100% (the applicable pro-rata portion) of the named executive officer’s target annual bonus for 2016.

(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.

(3)	Mr. Labinger resigned, effective January 4, 2016, and is no longer an executive officer of the company. Mr. Labinger did not receive any payments under the Senior Management Severance Plan in connection with his resignation.

Change-of-control terminations.    If we terminate a participant’s employment (i) without cause or a participant resigns for good reason, each as defined in the Senior Management Severance Plan, in each case within 18 months following a change of control, as defined in the Senior Management Severance Plan, or (ii) prior to a change of control at the request of a party involved in the change of control, or otherwise in connection with or in anticipation of a change of control, then the participant will be entitled to:

•	A cash lump sum equal to the sum of:

—	Any unpaid base salary and accrued paid time-off through the date of termination,

—	A pro-rata portion of the participant’s target annual bonus in respect of the year of termination,

—	Any bonus earned but unpaid as of the date of termination for any previously completed year,

—	Any unreimbursed expenses incurred by the participant prior to the date of termination, and

—	An amount equal to a specified percentage of the sum of the participant’s base salary and the participant’s target bonus, as indicated in the table below;

•	Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;

•

Any unvested stock options, stock appreciation rights, shares of restricted stock, restricted stock units and other stock-unit awards held by the participant that are outstanding on the date of termination will become fully vested as of that date. In addition, the period during which any stock options held by the participant that are outstanding on that date may be exercised shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;

•

Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;

•

The retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change of control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change of control; and

•

The advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the Senior Management Severance Plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits to which each of our named executive officers is entitled under the circumstances described above in connection with a change of control.

Benefits for a Termination In Connection with a Change in Control

Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits
Fuad El-Hibri	200%	none
Daniel J. Abdun-Nabi	250%	30 months
Robert G. Kramer, Sr.	200%	24 months
Adam Havey	200%	24 months
Barry Labinger(1)	200%	24 months

(1)	Mr. Labinger resigned, effective January 4, 2016, so he is no longer an executive officer of the company. Mr. Labinger did not receive any payments under the Senior Management Severance Plan in connection with his resignation.

The following table sets forth the amount of potential payments and value of benefits that each named executive officer would have received if we had terminated the executive officer’s employment prior to or in connection with a change of control on December 31, 2016.

	Termination Prior to or in Connection with a Change of Control
Name	Cash Payments(1)	Value of Benefits(2)	Value of Equity Awards(3)
Fuad El-Hibri	$1,929,158	$—	$6,505,515
Daniel J. Abdun-Nabi	$3,453,185	$76,214	$9,033,097
Robert G. Kramer, Sr.	$1,465,402	$60,971	$1,596,708
Adam Havey	$1,282,382	$60,971	$1,299,906
Barry Labinger(4)	$1,341,537	$60,971	$0	(4)

(1)	The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the named executive officer’s annual base salary and target bonus in effect on December 31, 2016, plus 100% (the applicable pro-rata portion) of the named executive officer’s target annual bonus for 2016.

(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.

(3)

The amounts in this column reflect the value of accelerated vesting of stock options and restricted stock units. The value of accelerated vesting of stock options was calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $32.84, which was the closing market price per share of our common stock on December 31, 2016, and the per share exercise price of the applicable accelerated stock option. The value of accelerated vesting of restricted stock units was calculated by multiplying the number of shares subject to accelerated vesting under restricted stock unit grants by $32.84, which was the closing market price per share of our common stock on December 31, 2016.

(4)	Mr. Labinger resigned, effective January 4, 2016, so he is no longer an executive officer of the company. Mr. Labinger did not receive any payments under the Senior Management Severance Plan in connection with his resignation. Mr. Labinger’s outstanding stock options and unvested restricted stock units were converted into equity securities of Aptevo Therapeutics Inc.

General provisions.    All payments under the Senior Management Severance Plan will be reduced by any applicable taxes required by applicable law to be paid or withheld by us. If at the time a participant’s employment is terminated, the participant is a specified employee within the meaning of Section 409A of the Internal Revenue Code, or Section 409A, then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum on the date that is six months and one day following the date of termination, and all remaining payments will commence in the seventh month following the date of termination. Our Board or any committee thereof designated by our Board is authorized to administer the Senior Management Severance Plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Senior Management Severance Plan as it deems advisable.

As a condition to payment of any amounts under the Senior Management Severance Plan in connection with a termination without cause, the participant is required:

•	For the same stated period during which we have agreed to provide continued employee benefits to the terminated employee (not to exceed one year), not to:

—	Induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,

—	Induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,

—	Solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, and

—	Engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;

•

Upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and

•

To sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.

Labinger Separation

Pursuant to the terms of the Labinger Separation Agreement, which is more fully described in the Compensation Discussion and Analysis section of the proxy statement beginning on page 47, Mr. Labinger received $558,974 under the Labinger Separation Agreement and $15,000 under his consulting agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2016, regarding securities authorized for issuance under our equity compensation plans, consisting of our Fourth Amended and Restated 2006 Stock Incentive Plan and our 2012 Employee Stock Purchase Plan. Both of our equity compensation plans were adopted with the approval of our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Wighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))c(1)(2)
Equity compensation plans approved by stockholders	3,434,915	$17.09	6,942,563
Equity compensation plans not approved by stockholders	—	$—	—
Total	3,434,915		6,942,563

(1)	Includes 6,131,330 and 811,233, respectively, of equity available for issuance under our Fourth Amended and Restated 2006 Stock Incentive Plan and our Employee Stock Purchase Plan. In addition to being available for future issuance upon exercise of stock options and vesting of restricted stock unit awards that have been or may be granted after December 31, 2016, our Fourth Amended and Restated 2006 Stock Incentive Plan provides for the issuance of stock appreciation rights, restricted stock awards, performance stock unit awards and other stock-based awards.

TRANSACTIONS WITH RELATED PERSONS

Agreements with Intergen N.V.

On November 5, 2008, we entered into an amended and restated marketing agreement with Intergen N.V. that amended and restated a prior amended and restated marketing agreement between the parties. Yasmine Gibellini, the chairperson and a major stockholder of Intergen, is the sister of Fuad El-Hibri, the executive chairman of our Board. Under the marketing agreement, we appointed Intergen as our marketing representative for the sale and promotion of BioThrax® (Anthrax Vaccine Adsorbed), PreviThrax™ (Recombinant Protective Antigen Anthrax Vaccine, Purified), Anthrivig™ (Fully Human Anthrax Immunoglobulin), recombinant botulinum vaccine and botulinum immune globulin in Saudi Arabia, Qatar and the United Arab Emirates, unless the export of such products to any of these countries is prohibited by the U.S. government. The appointment is non-exclusive. We have agreed to pay Intergen a fee equal to 17.5% of net sales of the marketed products pursuant to customer contracts in Saudi Arabia, and 15% in Qatar and the United Arab Emirates. Under the marketing agreement, we have agreed to reimburse Intergen for out-of-pocket expenses attributable to a particular purchase contract up to a specified percentage of net sales under that contract. The marketing agreement provides for automatic one-year successive renewals of the agreement, unless terminated by either party on 90 days’ notice. We have not paid Intergen any fees to date under this agreement.

Registration Rights

In September 2006, we granted registration rights with respect to shares of our common stock to certain of our principal stockholders. The following table sets forth the number of shares of our common stock subject to these registration rights that are held by our 5% stockholders and their affiliates as of March 29, 2017.

Name	Number of Shares of Common Stock
Intervac, L.L.C.	4,344,250
BioVac, L.L.C.	1,524,155

Demand registration rights.    Subject to specified limitations, holders of these registration rights may require that we register all or part of our common stock subject to the registration rights for sale under the Securities Act of 1933. These holders may demand registration of our common stock so long as the aggregate offering price to the public of the shares requested to be registered is at least $25,000,000. We are required to effect only one demand registration, subject to specified exceptions.

Incidental registration rights.    If we propose to register any of our common stock under the Securities Act of 1933, subject to specified exceptions, either for our own account or for the account of other security holders, holders of registration rights are entitled to notice of the registration and to include shares of common stock that are subject to the registration rights in the registered offering. In May 2015, we filed an automatic shelf registration statement, which immediately became effective under SEC rules. For so long as we continue to satisfy the requirements to be deemed a “well-known seasoned issuer” under SEC rules, this shelf registration statement, effective until May 2018, would provide for a secondary offering of these shares from time to time.

Limitations and expenses.    With specified exceptions, the right to include shares in a registration is subject to the right of underwriters for the offering to limit the number of shares included in the offering. We are required to pay one-half of all fees, costs and expenses of any demand registration, other than underwriting discounts and commissions.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Our form of indemnification agreement, and our certificate of incorporation and by-laws, require us to indemnify and advance expenses to these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and executive officers.

Policies and Procedures for Related Person Transactions

In March 2007, our Board adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	The related person’s interest in the related person transaction;

•	The approximate dollar value of the amount involved in the related person transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of our business;

•	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to us of, the transaction; and

•

Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

•	A transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter. There were no related person transactions in 2016 with respect to which these policies and procedures were not followed.

ADDITIONAL MATTERS

Other Matters

Our Board has no knowledge of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

Requests for Copies of Annual Report

We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including financial statements and schedules, to each of our stockholders of record on March 29, 2017, and to each beneficial owner of common stock on that date, upon receipt of a written request for the Form 10-K mailed to our offices, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, MD 20879, Attention: Investor Relations, telephone: (240) 631-3200. In the event that exhibits to the Form 10-K are requested, a fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. Our filings with the SEC are available without charge on our website at www.emergentbiosolutions.com as soon as reasonably practicable after they are filed.

Stockholder Proposals for the 2018 Annual Meeting

Any stockholder who intends to present a proposal at the company’s 2018 annual meeting, and who wishes to have the proposal included in the company’s proxy statement for that meeting, must deliver the proposal to the company’s Corporate Secretary no later than December 14, 2017. Any proposal received after this date will be considered untimely and may be excluded from the proxy statement. A proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

A stockholder may present a proposal that is a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures set forth in the company’s by-laws. The by-laws require that a stockholder who intends to present a proposal at an annual meeting of stockholders submit the proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the 2018 annual meeting, such a proposal and any nominations for director must be received by the Corporate Secretary between January 25, 2018, and February 24, 2018. This advance notice period is intended to allow stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Any such proposal received after this date may be considered untimely and may be excluded.

All submissions to, or requests from, the Corporate Secretary should be made to Emergent BioSolutions Inc., Attention: Corporate Secretary, 400 Professional Drive, Suite 400, Gaithersburg, MD 20879.

Sincerely,

Fuad El-Hibri

Executive Chairman of the Board of Directors

Gaithersburg, Maryland

April 13, 2017

OUR BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE

ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED

TO VOTE YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU

MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

ELECTRONIC VOTING INSTRUCTIONS You can vote by Internet or telephone Instead of mailing your proxy, you may choose to vote online or by telephone EMERGENT BIOSOLUTIONS INC. 11:59 Proxies p.m. submitted May 24, 2017 by the Internet or telephone must be received by 400 PROFESSIONAL DRIVE, SUITE 400 VOTE BY INTERNET GAITHERSBURG, MD 20879 • Go to proxyvote.com • Follow the instructions on the secured site • Have your proxy card in hand when you access the web site. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE • Call 1-800-690-6903 (The call is toll-free within the US and Canada.) • Follow the instructions on the recorded message • Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E26203-P90508 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EMERGENT BIOSOLUTIONS INC. The Board of Directors recommends a vote “FOR” the election of all Class I and Class II director nominees. 1. To elect one Class I director to hold office for a term expiring at our 2019 Annual Meeting of Stockholders and three Class II directors for terms expiring at our 2020 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Nominee Class I: For Against Abstain The Board of Directors recommends a vote “FOR” For Against Abstain Proposals 2 and 3 and for “ONE YEAR” for Proposal 4. 1a. Kathryn C. Zoon, Ph.D. ! ! ! 2. To ratify the appointment by the audit committee ! ! ! of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending Nominees Class II: December 31, 2017.1b. Zsolt Harsanyi, Ph.D. ! ! ! 3. Advisory vote to approve executive compensation. ! ! ! 1c. George Joulwan ! ! ! 1 Year 2 Years 3 Years Abstain 1d. Louis W. Sullivan, M.D. ! ! ! 4. Advisory vote on the frequency of future advisory ! ! ! ! votes to approve executive compensation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

ANNUAL MEETING OF STOCKHOLDERS OF EMERGENT BIOSOLUTIONS INC. MAY 25, 2017 Dear Stockholder: Please take note of the important information accompanying this proxy card. There are matters related to the operation of Emergent BioSolutions Inc. that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote the shares. Please vote these shares using one of the methods described on the reverse side of this proxy card. Thank you in advance for your prompt consideration of these matters. Sincerely, Board of Directors of Emergent BioSolutions Inc. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of the Meeting, Annual Report on Form 10-K, Proxy Statement and Proxy Card are available at http://materials.proxyvote.com/29089Q E26204-P90508 EMERGENT BIOSOLUTIONS INC. 400 PROFESSIONAL DRIVE, SUITE 400 GAITHERSBURG, MD 20879 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS The undersigned, having received the Notice of Meeting and Proxy Statement and revoking all prior proxies, hereby appoints Daniel J. Abdun-Nabi, Robert G. Kramer, Sr. and Eric M. Burt, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the “Company”) held of record by the undersigned as of March 29, 2017, at the Annual Meeting of Stockholders to be held on May 25, 2017, at 9:00 a.m., Eastern time at the Gaithersburg Marriott Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878, and at any adjournment or postponement thereof, and, in their discretion, on any matters properly presented for a vote at the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL CLASS I AND CLASS II DIRECTOR NOMINEES, “FOR” PROPOSALS 2 AND 3, AND FOR “ONE YEAR” ON PROPOSAL 4. (Continued and to be signed on the reverse side) V.1.1